As filed with the Securities and Exchange Commission on March 30, 2007

Registration Statement No. 333-140367

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYNTHESIS ENERGY SYSTEMS, INC.

(Name of small business issuer in its charter)

Delaware	2990	20-2110031
	(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)
(I.R.S. Employer Identification No.)

6330 West Loop South, Suite 300

Houston, Texas 77401

(713) 579-0600

(Address and telephone number of principal executive offices)

Timothy E. Vail

President and Chief Executive Officer

Synthesis Energy Systems, Inc.

6330 West Loop South, Suite 300

Houston, Texas 77401

Telephone: (713) 579-0600

Facsimile: (713) 579-0610

(Name, address and telephone number of agent for service)

Copies to:

Robert G. Reedy
Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 228-1331

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	8,000,000 shares	$5.75	$46,000,000	$4,922.00

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the minimum and the maximum proposed initial offering prices of $3.50 and $8.00, respectively, for the shares of common stock offered for resale hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated March 30, 2007

Preliminary Prospectus

8,000,000 Shares

Synthesis Energy Systems, Inc.

Common Stock

_______________________________________

This prospectus relates to the sale or other disposition of up to 8,000,000 shares of our issued and outstanding common stock, or interests therein, by the selling stockholders identified in this prospectus.  The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders intend to sell any shares in the public market at prices ranging from $3.50 to $8.00 per share until a public market develops for the common stock.  Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares covered hereby, or interests therein, by the selling stockholders.

Our common stock is traded on the Pink Sheets under the symbol “SYMX.”  The last reported sale price for our common stock on the Pink Sheets on March 27, 2007 was $6.75.

Investing in our common stock involves significant risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2007

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY

1

RISK FACTORS

2

FORWARD LOOKING STATEMENTS

14

BUSINESS

15

DESCRIPTION OF PROPERTY

25

PLAN OF OPERATIONS

26

SELLING STOCKHOLDERS

29

USE OF PROCEEDS

30

PLAN OF DISTRIBUTION

31

DIRECTORS AND EXECUTIVE OFFICERS

34

CORPORATE GOVERNANCE

37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

38

EXECUTIVE COMPENSATION

39

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

42

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

43

DESCRIPTION OF COMMON STOCK

44

RELATIONSHIPS WITH ISSUER OF EXPERTS NAMED IN REGISTRATION STATEMENT

45

LEGAL PROCEEDINGS

45

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

46

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES  46

LEGAL MATTERS

46

EXPERTS

47

INDEX TO FINANCIAL STATEMENTS

F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference to fully understand the offering as well as the other considerations that are important to you in making a decision about whether to invest in our common stock. As used in this prospectus, unless the context otherwise requires, “we,” the “Company,” “us,” “our” or “Synthesis” refers to Synthesis Energy Systems, Inc. and its consolidated subsidiaries unless otherwise indicated or the context requires otherwise. We have provided definitions for some of the industry terms used in this registration statement in the “Glossary of Terms” in Appendix A.

Our Company

We are an emerging development stage company involved in the global development and commercialization of gasification technology.  As described further herein, our principal asset is an exclusive license with the Gas Technology Institute (“GTI”), a U.S. based non-profit research and development organization, for their U-GAS® coal gasification technology.

Our principal executive offices are located at 6330 West Loop South, Suite 300, Houston, Texas 77401, and our phone number is (713) 579-0600.  Our website address is www.synthesisenergy.com.  Information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

The Offering

Common stock offered:

By us	None
By the selling stockholders	8,000,000 shares
Common stock outstanding after the offering	28,183,715 shares(1)
Pink Sheets symbol	SYMX
Use of proceeds	We will not receive any of the proceeds from the sale or other disposition of the shares covered hereby, or interests therein, by the selling stockholders. See “Use of Proceeds.”
Risk Factors

See “Risk Factors” beginning on page 3 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

The number of shares shown to be outstanding is based on the number of shares of our common stock outstanding as of February 28, 2007, and does not include shares reserved for issuance upon the exercise of options granted or available under our stock incentive plan.  As of February 28, 2007, we had outstanding options to purchase 5,367,500 shares of our common stock with a weighted average exercise price of $3.24 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should consider carefully the risks and uncertainties described below and the other information included in, or incorporated by reference into, this prospectus, including our financial statements and related notes, before deciding to invest in our common stock.  If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.  In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

Risks Related to our Business

We are a newly organized company and our business plans and strategies may not be accepted in the marketplace.

We began operations in November of 2003 as Synthesis Energy Systems, Inc., a corporation formed under the laws of the British Virgin Islands, and have a limited operating history.  Our proposed business plans and strategies described in this registration statement incorporate our senior management’s current best analysis of potential markets, opportunities and difficulties that face us.  No assurance can be given that the underlying assumptions accurately reflect current trends in the energy services industry or our consumers’ reaction to our products and services or that such will be successful.  In addition, our plans may and likely will change substantially from time to time as our senior management reassesses its opportunities and reallocates its resources, and any such plans may be changed or abandoned at any time.  Our strategies remain untested and there is no assurance that our business plans and strategies can be successfully implemented and executed.

We will utilize a technology with a limited commercial history.  If the U-GAS® technology fails to gain or loses market acceptance, our business will suffer.

Although GTI is one of the world’s leading energy research and development organizations with well-equipped research facilities, it does not have marketing resources to fully commercialize its U-GAS® technology.  To date, U-GAS® technology has not been used in a large number of commercial facilities.   There is a risk that the U-GAS® technology will not meet reliability or efficiency targets.  If U-GAS® technology is not generally accepted as a low cost energy alternative and we are unable to effectively manage the implementation of the U-GAS® technology, our business and operating results could be seriously harmed.

We may require additional funding, and our failure to raise additional capital necessary to support and expand our operations could reduce our ability to compete and could harm our business.

We have spent or plan to spend the following within the next twelve months; (i) approximately $12.4 million related to construction of a coal gasification plant through our joint venture with Hai Hua (described under “Business—Current Projects”), which includes a $9.1 million equity contribution by the Company and a loan by the Company to our joint venture with Hai Hua of $3.3 million; (ii) approximately $2.2 million of operating costs; and (iii) approximately $800,000 of project development expenses.  On March 22, 2007 we completed a loan transaction with the Industrial and Commercial Bank of China (“ICBC”) to fund (i) above.  See “Plan of Operations” for more on this loan.  As of March 30, 2007, we had approximately $3 million of cash in our banks, in addition to approximately $18.4 million of cash in the Joint Venture.

As described in more detail in “Plan of Operations,” over the next twelve months, we also plan to continue to advance the commercial development of U-GAS® based projects in China and selected locations in the United States, and to further expand our global engineering and project execution team to complete future projects which are currently contemplated.  In the next few months, we plan to raise approximately $25 million to $50 million in order to implement these strategies in furtherance of our business plan.  We may need to raise additional funds sooner in order to fund more rapid expansion, cover unexpected construction costs or delays, replace flawed equipment, develop new or enhanced energy services or products, respond to competitive pressures or to acquire complementary energy related products, services, businesses or technologies.  We intend to rely on commercial banks to finance or refinance some portion of our project costs.  We may also offer debt or equity securities to fulfill our other cash requirements.  There can be no assurances that financing will be available to us in the future on acceptable terms or at all.  If we cannot raise required funds on acceptable terms, we may not be able to, among other things (i) develop, implement or enhance our energy related products and services; (ii) negotiate and enter into new gasification plant development contracts; (iii) expand our operations; (iv) hire and train employees; or (v) respond to competitive pressures or unanticipated capital requirements.

The termination of our license agreement with GTI or our joint venture with Hai Hua could materially adversely affect our business and results of operations.

Our license agreement with GTI for the U-GAS® technology (described under “Business—GTI License Agreement”) and our joint venture with Hai Hua (described under “Business—Current Projects”) are essential to the Company and its future development.  The license agreement terminates on August 31, 2016, but may be terminated by GTI upon certain events of default if not cured by the Company within specified time periods.  In addition, after the two extension periods provided under the license agreement, there is no assurance that we will succeed in obtaining an extension of the term of the license in the future at a royalty rate that we believe to be reasonable or at all.  Our joint venture with Hai Hua terminates on July 6, 2056, but may be terminated due to certain events of bankruptcy and if the purchase and sale contract for syngas is terminated.  The purchase contract terminates on October 22, 2026, but may be terminated by Hai Hua upon certain events of default.  Termination of the joint venture would require us to seek another collaborative relationship in that territory. There is no assurance that a suitable alternative third party would be identified, and even if identified, there is no assurance that the terms of any new relationship would be commercially acceptable to us.

Our lack of an operating history, any significant assets or any meaningful revenue or profits makes it difficult to evaluate our business prospects and there can be no assurance of our future profitability.

We are a development stage company and our lack of operating history precludes us from forecasting operating expenses based on historical results.  We do not have any significant assets, other than our license agreement with GTI for the U-GAS® technology (described under “Business—GTI License Agreement”), and have not generated any revenues from our business.  If we are unable to develop the U-GAS® technology and successfully enter into and implement contracts with industrial complexes, and provide energy services to these customers and reduce their energy costs and manage our business and operations, we may never achieve profitability.  You should evaluate our business and prospects given the risks, difficulties, expenses and challenges we may encounter because we are a development stage company in a rapidly evolving market.  Even if we do achieve profitability, it may not be sustainable, and we cannot predict the level of such profitability.

Our products and services are in an early stage of development and we may never be able to reach agreement regarding the completion of a project.

All of our other potential development opportunities are in the early stages of development and/or contract negotiations.  Our joint venture with Hai Hua discussed herein under “Business – Current Projects” is currently our only negotiated contract.  We must undertake the time-consuming and costly process of fulfilling the requirements of requests for proposals and negotiating contracts before offering our services to industrial complexes.  We are unsure of when, if ever, many of these contracts will be negotiated, executed and implemented.  There are many reasons that we may fail in our efforts to negotiate, execute and implement contracts with our target customers to provide cost efficient energy services, including the possibility that: (i) our products and services will be ineffective; (ii) our products and services will be cost prohibitive or will not achieve broad market acceptance; (iii) competitors will offer superior products and services; or (iv) competitors will offer their products and services at a lower cost.

We will manage the design, procurement and construction of our plants.  If our management of these issues fails, our business and operating results could suffer.

For our joint venture with Hai Hua (described under “Business—Current Projects”), and possibly for other projects we may work on in the future, we are managing plant design, procurement of equipment, and supervising construction.  Most of this work has been subcontracted to third parties with the Company coordinating and supervising these tasks.  The Company believes that this is the most time and cost effective way to build gasification plants in China and elsewhere, but the Company does bear the risk of cost and schedule overruns and quality control.  If we do not properly manage the design, procurement and construction of our plants, our business and operating results could be seriously harmed.

Our results of operations could be negatively affected by potential fluctuations in exchange rates with China.

Any decrease in the value of the U.S. dollar in relation to foreign currencies could increase the cost of the services provided to us upon contract expirations.  There can be no assurance that we will be able to offset any such increases and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.  We may in the future engage in hedging activities to protect operations and future obligations in foreign currencies, which could adversely affect our business and operating results.

We are also exposed to foreign currency exchange rate risks as a result of our business in China. Although the Chinese Yuan has historically been largely pegged to the U.S. dollar, which has minimized our foreign currency exchange rate risk in China, recently, the Chinese Yuan has been allowed to float against to the U.S. dollar, and therefore, we will be exposed to additional foreign currency exchange rate risk.  This risk will also increase as we continue to increase our activities in other foreign countries.

Our operations in China may be adversely affected by evolving economic, political and social conditions.

Our operations are subject to risk inherent in doing business internationally. Such risks include the adverse effects on operations from war, international terrorism, civil disturbances, political instability, governmental activities and deprivation of contract and property rights. In particular, since 1978, the Chinese government has been reforming its economic and political systems, and we expect this to continue. Although we believe that these reforms have had a positive effect on the economic development of China and have improved our ability to do business in China, we cannot assure you that these reforms will continue or that the Chinese government will not take actions that impair our operations or assets in China. In addition, periods of international unrest may impede our ability to do business in other countries and could have a material adverse effect on our business and results of operations.

Long-term offtake agreements could be difficult to enforce because of China’s underdeveloped legal system.

Our project level subsidiary revenues may be derived from long-term offtake agreements for syngas, power and other commodities.  If a commodity purchaser ceases payment, there is less certainty under China’s legal system to seek remedies as compared to Western countries.  We will seek to mitigate this risk by (i) obtaining all requisite government approvals, (ii) developing projects with good underlying economics, (iii) developing modular plants that can be moved away in an extreme circumstance, (iv) using local banks to finance a majority of our project costs, and (v) including enforceable arbitration provisions in all project agreements.  The success of our business depends in part on our ability to successfully negotiate, implement and manage the offtake agreements.  As a result, our business and financial condition would be materially adversely affected if we are unable to mitigate the offtake agreement risks.

A portion of our revenues will be derived from the merchant sales of commodities and our inability to obtain satisfactory prices could have a material adverse effect on our business.

In addition to long-term offtake agreements, in certain circumstances, we plan to sell hydrogen, nitrogen, elemental sulfur, ash and other commodities into the merchant market.  These sales may not be subject to long-term offtake agreements and the price will be dictated by the then prevailing market price.  Revenues from such sales may fluctuate and may not be consistent or predictable.  Our business and financial condition would be materially adversely affected if we are unable to obtain satisfactory prices for these commodities or if prospective buyers do not purchase these commodities.

Our results of operations may fluctuate.

Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly as a result of a variety of factors, many of which are outside our control.  Factors that may affect our quarterly operating results include: (i) our ability to retain new customers;  (ii) the announcement or introduction of services and products by us or our competitors; (iii) the success and acceptance of U-GAS® technology; (iv) pricing competition; (v) shortages of equipment, raw materials, or fuel; (vi) approvals by various government agencies; (vii) the inability to obtain land use rights for our projects; and (viii) general economic conditions as well as economic conditions specific to the energy industry.

We are dependent on key personnel who would be difficult to replace.

Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel.  Our performance also depends on our ability to retain and motivate our officers and key employees.  The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition.  Although we have employment agreements, which include non-competition provisions, with Timothy Vail, our President and Chief Executive Officer, David Eichinger, our Chief Financial Officer and certain other of our key employees, as a practical matter, those agreements will not assure the retention of our employees and we may not be able to enforce all of the provisions in either employment agreement, including the non-competition provisions.  Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.  Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, integrate or retain sufficiently qualified personnel.  In addition, because a large portion of operations are currently in China, we will be required to retain personnel who reside in, or are willing to travel to, and who speak the language and understand the customs of, China.  Our inability to retain these types of individual could have a material adverse effect on our business, results of operations and financial condition.

Our success will depend in part on our ability to grow and diversify, which in turn will require that we manage and control our growth effectively.

Our business strategy contemplates growth and diversification.  As we add to our services, our number of customers, and our marketing and sales efforts, our operating expenses and capital requirements will increase.  Our ability to manage growth effectively will require that we continue to expend funds to improve our operational, financial and management controls, as well as reporting systems and procedures.  In addition, we must effectively expand, train and manage our employees.  We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner.  There can be no assurance that we will be able to manage our growth and a failure to do so could have a material adverse effect on our business.

We face intense competition.  If we cannot gain a market share among our competition, we may not earn revenues and our business may be harmed.

The business of providing energy is highly competitive.  In the gasification market, large multi-national industrial companies such as General Electric, Shell, ConocoPhillips, Siemens, and small Chinese firms (with fluidized beds and fixed bed technologies) offer coal gasification equipment and services. Although we do not directly compete with the multi-national firms, their activities in the marketplace may negatively impact our operations and our ability to attract quality projects.   In addition, new competitors, some of whom may have extensive experience in related fields or greater financial resources, may enter the market.  Increased competition could result in a loss of contracts and market share.  Either of these results could seriously harm our business and operating results.  In addition, there are a number of gasification and conventional, non-gasification, coal-based alternatives for producing heat and power that could compete with our technology in specific situations.   If we are unable to effectively compete with other sources of energy, our business and operating results could be seriously harmed.

In our areas of operation, the projects we intend to build will face rigorous environmental regulations, review and approval.  There is no assurance that we will be able to obtain such approvals or maintain them once granted.

Our operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into environment or otherwise relating to environmental protection.  Numerous governmental agencies, such as the U.S. Environmental Protection Agency and various Chinese authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply.  These laws and regulations may require the acquisition of a permit before operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution resulting from our operations.  We believe that we are in substantial compliance with current applicable environmental laws and regulations and we have not experienced any material adverse effect from compliance with these environmental requirements.

In China, developing and constructing gasification facilities is highly regulated.  In the development stage of a project, the key government approvals are the project’s environmental impact assessment report, feasibility study (also known as the project application report) and, in the case of a Sino-foreign joint venture, approval of the joint venture company’s joint venture contract and articles of association.  Approvals in China are required at the municipal, provincial and/or central government levels depending on the total investment in the project.

Although we have been successful in obtaining the permits that are required at this stage of our development, any retroactive change in regulations or an opinion that the approvals that have been obtained are inadequate, either at the federal, provincial or state level, could require us to obtain additional or new permits or spend considerable resources on complying with such regulations.  Other developments, such as the enactment of more stringent environmental laws and regulations, could require us to incur significant capital expenditures.

We may have difficulty managing the government approval process which could delay the implementation of our business plan.

Selling syngas, electricity and other commodities is highly regulated in many markets around the world.  We believe our projects will be supported by the governmental agencies in which they will operate because coal-based technologies, which put less of a burden on the environment, are generally encouraged by most governments.  However, in China and other developing markets, the regulatory environment is often uncertain and can change quickly, often with contradictory regulations being issued.  In some cases, government officials have different interpretations of such regulations and project approvals that are obtained by the Company could later be deemed to be inadequate or new regulations could require that additional levels of approval be obtained.  If we are unable to effectively manage the government approval process in the markets in which we intend to operate, our business prospects and operating results could be seriously harmed.

We are dependent on the availability and cost of fuel supplies and our inability to obtain a low-cost source could have an impact on our business.

Our projects may depend on the supply of low cost fuel, the supply of which could be interrupted by shortages and/or transportation bottlenecks.  We intend to locate projects in areas where low cost fuels are available, or where low cost fuels can be moved to a project site by bulk commodity transport services, thereby eliminating transportation bottlenecks.  If we are unable to effectively obtain a source of low-cost feedstock for our projects, our business and operating results could be seriously harmed.

We face the potential inability to protect our intellectual property rights which could have a material adverse effect on our business.

We rely on proprietary technology from GTI.  Our license agreement with GTI for the U-GAS® technology (described under “Business—GTI License Agreement”) is a critical component of our business.  GTI’s proprietary technical know-how is critical to the use of the technology and certain of the patents granted around the U-GAS® technology have expired.  We are improving the technology and we plan to create new technologies around the core U-GAS® technology and to seek patent protections for these improvements and new technologies.  Proprietary rights relating to the U-GAS® technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company’s technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company’s technology or gain access to its proprietary information and technical know-how.  In addition, the Company relies on proprietary information and technical know-how that it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company’s trade secrets will not otherwise become known or be independently developed by competitors.

Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company’s patents, or that they will not use their resources to design comparable products that do not infringe upon the Company’s patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company’s products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company’s business and results of operations could be materially and adversely affected.

Foreign laws may not afford us sufficient protections for our intellectual property, and we may not be able to obtain patent protection outside the United States.

Despite continuing international pressure on the Chinese government, intellectual property rights protection continues to present significant challenges to foreign investors, and, increasingly, Chinese companies.  China has put in place a comprehensive system of intellectual property laws; however, incidents of infringement are common and enforcement of rights can, in practice, be difficult.  With the assistance of our Chinese and US intellectual property counsel, we have developed a strategy for managing our intellectual property rights in China, the United States and elsewhere.  Even though our first-mover advantage is our best protection against intellectual property rights infringements and/or competitive threats, we have the option to take some or all of the following steps: (i) place tangible protections on intellectual property, especially GTI’s know-how, including compartmentalization of information and tracking access to sensitive design information, which may include restricting access to computer systems by locking disc drives, installing security systems on computers that would not allow files to be copied or uploaded for e-mail transmission, restricting a computer user’s ability to print sensitive files, and/or using encryption, (ii) designate a special project room with security and limited access for design work, (iii) develop a solid patent registration portfolio, (iv) register technology licenses with the appropriate authorities, and use contractual mechanisms consistent with Chinese law to provide a basis for enforcement, (v) conduct thorough due diligence of any partners with whom technology will be shared or licensed and ensure alignment of economic interests with such partners, (vi) copyright all engineering design and product design blueprints, (vii) enter into strict confidentiality agreements, (viii) aggressively monitor the market for infringements, (ix) take swift and immediate action at the first signs of infringement, or (x) develop relationships with local authorities where intellectual property rights are licensed or otherwise used.  If we are unable to manage our intellectual property rights, our business and operating results may be seriously harmed.

Risks Related to our Common Stock

We may have a contingent liability arising out of the issuance of shares by Tamborine.

As discussed elsewhere herein, Synthesis Energy Systems, Inc., a corporation formed under the laws of the British Virgin Islands (“Synthesis BVI”), and Synthesis Energy Systems, LLC, a West Virginia limited liability company (“Synthesis LLC”), were formed as sister companies in November of 2003 to engage in the business of development and commercialization of the U-GAS® technology.  The founders of Synthesis BVI believed that it was important to be a publicly traded company in order to obtain the capital necessary to engage in this business.  Tamborine Holdings, Inc., a shell company trading on the Pink Sheets (“Tamborine”), a centralized quotation service that collects and publishes market maker quotes for securities traded in the over-the-counter market (the “Pink Sheets”), was receptive to a combination transaction with Synthesis BVI.  As such, on April 18, 2005, pursuant to the terms of an Agreement and Plan of Merger (the “Agreement”), SES Acquisition Corporation, a wholly-owned subsidiary of Tamborine, merged with and into Synthesis Energy Holdings, Inc., a Florida corporation (“Synthesis Florida”), whereby the holders of common stock of Synthesis Florida became shareholders of, and Synthesis Florida became a wholly-owned subsidiary of, Tamborine.  As a condition of the above merger, Synthesis Florida completed a restructuring whereby each of Synthesis BVI and Synthesis LLC became wholly owned subsidiaries of Synthesis Florida.  On April 27, 2005, Tamborine changed its name to “Synthesis Energy Systems, Inc.” and on June 27, 2005, reincorporated in the state of Delaware.  At the time of the merger, there were 100,000,000 shares of Tamborine common stock outstanding, 94,000,000 of which were cancelled in connection with the merger.  The remaining 6,000,000 shares became shares of the Company as the surviving entity as a result of the name change and the reincorporation.  An additional 21,000,000 “restricted” shares were issued as consideration in the merger to former shareholders of Synthesis Florida, all of whom were accredited investors.

Tamborine made numerous representations and warranties in the Agreement, including a representation that all prior offers and sales of its common stock were duly registered or exempt from the registration requirements of the Securities Act or any applicable state securities laws.  As noted above, one of the principal reasons that Synthesis Florida completed the merger was to have access to a public trading market, and Tamborine had represented that its shares were eligible for trading, and in fact were trading, on the Pink Sheets.  The Company’s current management team, which took office beginning in May of 2006, re-examined the facts surrounding the Tamborine issuances prior to the merger and now believes that Tamborine’s representation in the Agreement as to its compliance with federal and state securities laws was incorrect.  Although the Company’s current management has not been able to locate any definitive records regarding the prior issuances of Tamborine, they have been able to determine the following details.

Tamborine was formed in May 2004, and in connection with its formation, issued 100,000,000 shares of its common stock to its three founders, including IFG Investment Services, Inc. (“IFG”).  The certificates issued to two of the three founders contained the appropriate restrictive legend limiting transfer of the shares as is customary in an unregistered private placement.  However, the certificate issued to IFG for 7,500,000 shares was apparently issued without such restrictive legends.  In June 2004, IFG delivered its certificate to Transfer Online, which thereafter began acting as the transfer agent for Tamborine’s common stock.  Subsequently, on December 2, 2004, IFG sold these shares to Ford Allen, Inc., and 1,500,000 of these shares were subsequently cancelled by the Company.  In January 2005, a broker-dealer diligence form was filed by Tamborine with the Pink Sheets under Rule 15c2-11 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) stating that 6,000,000 shares of Tamborine common stock had been sold in 2004 pursuant to an exemption from registration under Rule 504 of the Securities Act of 1933, as amended (the “Securities Act”).  It is our belief that this Rule 15c2-11 form was filed to permit trading of the common stock of Tamborine on the Pink Sheets.  On March 29, 2005, a second Rule 15c2-11 filing was made by Tamborine which stated that there were 7,500,000 freely tradable shares in the “float,” meaning that those shares could be traded on the Pink Sheets, and also stating that 6,000,000 shares had been sold in 2004 to three investors in Texas under Rule 504.

It is our belief that 6,000,000 shares of the 7,500,000 shares that were represented to be “freely tradable” in Tamborine’s second 15c2-11 filing, and which remained outstanding after the merger, were not in fact freely tradable when issued.  As noted above, there are no available definitive records, other than the two Rule 15c2-11 filings, regarding the issuance of those shares or the possible exemptions from registration under federal and state securities laws that were used to issue the shares or permit trading of the shares on the Pink Sheets.  IFG has not provided an opinion of counsel confirming that these shares were issued, and subsequently transferred, subject to an available exemption. Moreover, the representation in the 15c2-11 filing that issuing these shares under Rule 504 permits those shares to become “freely tradable” is likely not correct.  Under Rule 504, any shares sold thereunder are “restricted” shares and may not be sold in the public markets without the use of an exemption from registration.  We believe that IFG may have based its view on an incorrect and outdated interpretation of Rule 504.  This means that resales of these shares by IFG and subsequently Ford Allen, Inc. on the Pink Sheets may have been in violation of applicable securities laws because the shares were in fact restricted.  Trading by subsequent holders may have been in accordance with applicable securities laws based on other available exemptions, but we do not have any documentation to confirm any such conclusions.

We are currently taking a number of steps to deal with these issues.  We have notified our transfer agent to cease any further transfers of our common stock without the approval of management.  Additionally, we may request that Ford Allen, Inc. surrender its remaining shares of common stock in return for restricted shares and/or for cancellation.  We have no reason to believe, at this time, that Ford Allen, Inc. will respond to our request.  We also contacted all stockholders who purchased shares of common stock in our May 2005 and August 2006 private placements to inform them of these issues and gave them the opportunity to have the aggregate purchase price that they paid returned, plus interest.  The offer period expired on March 20, 2007, and none of the stockholders elected to accept the offer.  We are also filing this registration statement on Form SB-2 to (a) cause the Company to become a reporting company under the Exchange Act, which simplifies the use of Rule 144 to trade Company securities for eligible stockholders, provides information that is more complete to stockholders and is a key requirement for listing on a national securities exchange, and (b) register resales of shares held by investors in the private placements noted above, which provides them with an opportunity to dispose of shares using the registration statement without any limitations on volume or concerns about the issues noted above.  Lastly, the Company has filed an updated 15c2-11 filing on August 11, 2006 and intends to file another updated 15c2-11 filing in connection with the filing of the registration statement to provide current and correct information about the Company and the above matters.  Tamborine’s ‘‘promoters’’ or their ‘‘affiliates’’ and their transferees, within the meaning of the Securities Act, both before and after the Merger (as described in “Business–General”), are deemed to be ‘‘underwriters’’ within the meaning of the Securities Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  As such, regardless of technical compliance with Rule 144 under the Act, because Tamborine was a shell company prior to the Merger, Rule 144 will be unavailable to its promoters and affiliates and their transferees.

As noted above, many aspects of these events cannot be corroborated by documentary evidence or otherwise.  In addition, there is not sufficient evidence relating to the trading history of our common stock to analyze the range of potential damages, if any, arising out of these events.  In fact, the trading price for our stock has generally increased since it began trading on the Pink Sheets, and we have made progress in executing its business plan, so it is possible that these events have not generated significant liabilities.  Of course, federal and state regulatory agencies could also examine these events and commence proceedings against the Company, its officers and directors (former and current) and the other individuals involved.  We do maintain officer and director liability insurance, and would of course utilize that coverage, if it is available under the terms of the policy, in the event any liabilities are assessed against officers and directors. Given the above facts, it is not possible at this time to predict the likelihood that the Company will in fact have any liability arising out of these events or the amount of such liability, if any.

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.  Furthermore, the limited market for our shares could make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. During the twelve months ended December 31, 2006, our common stock has traded at prices as low as $3.00 per share and as high as $9.75 per share.  This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive.  We do not know of any one particular factor that has caused volatility in our stock price.  However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies.  Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained.  The average daily trading volume of our common stock has historically been insignificant and on some trading days, we have had no volume in our common stock.  Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  Should additional equity be issued by us in the future, we cannot assure you that a more active trading market will develop.  As a result, this may make it difficult or impossible for you to sell our common stock or to sell our common stock for a positive return on your investment.

Our securities have been thinly traded on the Pink Sheets, which may not provide liquidity for our investors.

Our securities are quoted on the Pink Sheets. The Pink Sheets are an inter-dealer, over-the-counter market that provides significantly less liquidity than national or regional exchanges. Securities traded on the Pink Sheets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The order handling rules of the Securities and Exchange Commission (“SEC”) do not apply to securities quoted on the Pink Sheets. Quotes for stocks included on the Pink Sheets are not listed in newspapers. Therefore, prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.  We cannot give any assurance that we will be able to meet, or, if met, maintain, the listing standards of any national or regional exchanges.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Pink Sheets, the Pink Sheets may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Pink Sheets, they are conducted via telephone or the Internet. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that (i) has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, or (ii) is not registered on a national securities exchange or listed on an automated quotation system sponsored by a national securities exchange. Although our common stock currently trades for more than $5.00 per share, it has traded below this threshold at various periods of time in the past.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 of the Exchange Act requires:

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that a broker or dealer approve a person’s account for transactions in penny stocks; and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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attests that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative.  Current quotations for the securities and the rights and remedies and to be available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Substantial sales of our common stock by the selling stockholders or us could cause our stock price to decline and issuances by us may dilute your ownership interest in our company.

The 8,000,000 shares covered by this prospectus represents approximately 28% of our outstanding common stock on a fully diluted basis.  We are unable to predict the amount or timing of sales by the selling stockholders of our common stock.  Any sales of substantial amounts of our common stock in the public market by the selling stockholders or us, or the perception that these sales might occur, could lower the market price of our common stock.  As described in more detail in “Plan of Operations,” in the next few months, we plan to raise approximately $25 million to $50 million through debt or equity financing in order to implement strategies in furtherance of our business plan.  If we issue additional equity securities to raise this additional capital, your ownership interest in the Company may be diluted and the value of your investment may be reduced.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of energy companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies.  Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

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changes in securities analysts' estimates of our financial performance, although there are currently no analysts covering our stock;

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fluctuations in stock market prices and volumes, particularly among securities of energy companies;

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changes in market valuations of similar companies;

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announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

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variations in our quarterly operating results;

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fluctuations in oil and natural gas prices;

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loss of a major customer or failure to complete significant commercial contracts;

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loss of a relationship with a partner; and

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additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future.  Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

FORWARD LOOKING STATEMENTS

This registration statement on Form SB-2 includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the limited history and viability of our technology, our results of operations in foreign countries and our ability to diversify. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

When used in this registration statement on Form SB-2, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Plan of Operation,” and elsewhere in this registration statement on Form SB-2.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest in our common stock, you should be aware that the occurrence of certain of the events described in this registration statement on Form SB-2 could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this registration statement on Form SB-2 after the date hereof.

As we are not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, we are ineligible to rely on the safe harbor provisions of the Securities Act and the Exchange Act relating to forward-looking statements.  However, once we become subject to such reporting requirements, we will be eligible to, and we intend to, rely on such safe harbor provisions.

BUSINESS

General

We are an emerging development stage company involved in the global development and commercialization of gasification technology.  We have not earned any operating revenue as of the date of this filing.  As described further herein, our principal asset is an exclusive license with GTI for their U-GAS® gasification technology.  Our license agreement with GTI has an initial term of ten years beginning on August 31, 2006, but may be extended for two additional ten years terms at the option of the Company.  See  “License Agreement with GTI” for more information.

Synthesis Energy Systems, Inc., a corporation formed under the laws of the British Virgin Islands (“Synthesis BVI”), and Synthesis Energy Systems, LLC, a West Virginia limited liability company (“Synthesis LLC”), were formed as sister companies in November of 2003 to engage in the business of development and commercialization of the U-GAS® technology.  On April 18, 2005, pursuant to the terms of an Agreement and Plan of Merger (the “Agreement”), SES Acquisition Corporation, a wholly-owned subsidiary of Tamborine Holdings, Inc., a Mississippi corporation (“Tamborine”), merged with and into Synthesis Energy Holdings, Inc., a Florida corporation (“Synthesis Florida”), whereby the holders of common stock of Synthesis Florida became shareholders of, and Synthesis Florida became a wholly-owned subsidiary of, Tamborine (the “Merger”).  As a condition of the above merger, Synthesis Florida completed a restructuring whereby each of Synthesis BVI, Synthesis LLC, International Hydrogen Technologies, Inc., a Florida corporation, and Innovative Engines, Inc., a Florida corporation became wholly owned subsidiaries of Synthesis Florida.  On April 27, 2005, Tamborine changed its name to “Synthesis Energy Systems, Inc.” and on June 27, 2005, reincorporated in the state of Delaware.  During 2006, International Hydrogen Technologies, Inc. and Innovative Engines, Inc. were dissolved.

We have provided definitions for some of the industry terms used in this registration statement, and in particular, this “Business” section, in the “Glossary of Terms” in Appendix A

Overview of Gasification Technology and U-GAS®

Gasification is a technology which converts solid hydrocarbon fuels such as coal, biomass or petroleum coke into synthesis gas, a mixture of hydrogen, carbon monoxide and other products, otherwise referred to as “syngas.”

Gasification plants are extremely low emitters of certain regulated emissions, such as sulfur, nitrous oxides and particulates and allow, if desired, for the low cost capture of greenhouse gases such as carbon dioxide from the effluent steam.  Typically, integrated gasification combined cycle (“IGCC”) power plants are more efficient than conventional combustion coal power plants.  According to Green Car Congress, an energy product, policies and issues publication, conventional coal power plants have an efficiency of approximately 30%-35% while new IGCC power plants have achieved 38%-45% efficiency with efficiency targets of 50%-60%.  In addition to power and steam production, such plants can supply a slate of chemical products including hydrogen, carbon monoxide, oxygen, nitrogen and steam to chemical plants, petrochemical facilities, oil refineries and other industrial complexes.

Technology

Over the past 30 years, GTI has developed a fluidized bed gasification technology trademarked U-GAS®.  In January 2004 we obtained a ten-year exclusive license to the medium and high-pressure U-GAS® applications for certain geographic areas from GTI.  As described further below, we entered into an Amended and Restated License Agreement with GTI in August 2006 which grants us an exclusive license to manufacture, make, use and sell U-GAS® systems using the technology of GTI worldwide as to coal (and as to biomass blends made of up to 40% biomass) gasification systems and a non-exclusive license to manufacture, make, use and sell biomass gasification systems worldwide.

The primary advantage of U-GAS® relative to other leading gasification technologies is the ability to efficiently gasify a wide array of fuels including wastes from coal processing facilities, high ash coals and lignite coals.  These “low rank” fuels may cost as little as $0.25-1.20 per MMBtu while higher rank coals typically required by other gasification technologies can cost significantly more than $1.50 per MMBtu.  In addition, U-GAS® systems have been in operation worldwide for over 30 years, with the most recent project being a $12 million facility at GTI’s Chicago technical campus built in 2004.

U-GAS® Gasification Process

The U-GAS® gasification process is based on a single-stage fluidized-bed technology for production of low-to-medium heating value syngas from a wide array of biomass feedstocks and coals (including high-ash fuels).    The U-GAS® technology was developed for gasification of all ranks of coal as well as coal and biomass blends.

In the U-GAS® gasification process, fuel is processed and conveyed into the gasifier vessel.  Within the fluidized bed, the fuel reacts with steam, air and/or oxygen at a temperature of 840°C to 1100°C (1550°F to 2000°F).  The temperature for gasification depends on the type of fuel used and is controlled to maintain high carbon conversion and non-slagging conditions for the ash.  The U-GAS® process accomplishes four important functions in a single-stage fluidized bed gasifier: it decakes, devolatilizes, and gasifies fuel, and if necessary, agglomerates and separates ash from the reacting coal.  The operating pressure of the gasifier depends on the end use for the syngas and may vary from 3 to 30 bars (40 to 435 psia) or more.  After cleaning, the product gas can be used as industrial fuel gas for process heating, syngas for production of methanol, ammonia, hydrogen or liquids, and for power generation and fuel cells.

During operation, fuel is gasified rapidly within the fluidized bed and produces a gaseous mixture of hydrogen, carbon monoxide, carbon dioxide, water vapor and methane, in addition to small amounts of hydrogen sulfide and other trace impurities.  If the operating temperature required to achieve acceptable carbon conversion exceeds the fuel ash softening temperature, the ash concentration of the fluidized bed is allowed to increase until a condition is reached that allows the ash particles to agglomerate into larger particles.  The agglomerated particles are denser than the surrounding bed material and can thus be selectively removed from the bottom of the bed.

Reactant gases, including steam, air, and/or oxygen are introduced into the gasifier in two areas: 1) through a sloping distribution grid at the bottom of the bed and 2) through a terminal velocity-controlled ash discharge port at the center of the distribution grid.  In both agglomerating and non-agglomerating operating modes, ash is removed by gravity from the fluidized bed and discharged into a lockhopper system for depressurization and disposal.  In both operating modes, the gasifier maintains a low level of carbon in the bottom ash discharge stream, making overall carbon conversion of 95% or higher possible.  Cold gas efficiencies of over 80% have been repeatedly demonstrated.

Fines purified from the fluidized bed are typically separated from the product syngas by up to three stages of external cyclone separators, one or two of which return the fines to the fluidized bed for increased carbon conversion.  The product syngas is essentially free of tars and oils due to the temperature and residence time of the gases in the fluidized bed, simplifying downstream heat recovery and gas cleaning operations.

When used to gasify biomass or highly reactive wastes, an inert material such as sand, limestone or dolomite is used to maintain the fluidized bed.  In this case, most of the ash from the fuel leaves the fluidized bed with the product syngas, with the bottom ash discharge serving primarily to discharge tramp material entering with the biomass or waste feed.

U-GAS® Installation History

Initial Test Facility in Chicago.  GTI built a large-scale U-GAS® test facility in the Chicago area and completed installation and testing in the late 1970s.  GTI continued periodic development of U-GAS® at this facility into the 1980’s and early 1990’s with a focus on biomass.  These facilities ran for thousands of hours and demonstrated the technical and economic viability of the technology. This facility has since been decommissioned to make way for a more modern test facility.

U-GAS® Facility in Finland.  In 1989, the U-GAS® technology for biomass fuels (and coal blends with over 40% biomass) was licensed to Tampella Power Inc., which built a multi-fuel pressurized pilot plant in Tampere, Finland to further develop and demonstrate the technology for air-blown IGCC power generation with coal and biomass.  This fully integrated plant includes all gasification island components from fuel presentation through waste heat recovery and hot gas clean-up.  The facility can process up to 42 tons/day of coal and 60 tons/day of biomass at pressures up to 435 psia.  At the time of this filing, the plant has logged over 3,800 hours of operations with 5,900 tons of fuel processed in 26 test runs.  The tested fuels include biomass and mixtures of coal and biomass.

Biomass Demonstration Project in Hawaii.  In early 1990, GTI built a demonstration project in Hawaii in conjunction with the U.S. Department of Energy (“DOE”).  The project involved building a medium pressure gasifier to convert sugarcane waste produced from a local sugar processing facility.  The plant was fully constructed and was successfully tested and commissioned.  However, after a period of successful operations, the local sugar grower changed the sugarcane harvesting process resulting in a waste product that would not flow through the originally designed fuel handling system.  The DOE chose not to fund the fuel handling upgrade that was required to process the new fuel type citing that the test was successful and the required data was gathered. Currently the plant has been shutdown awaiting further funding.

Large Commercial Facility for Shanghai Coking and Chemical.  A large low pressure, commercial installation at Shanghai Coking and Chemical (“SCC”) was developed in 1994 that included eight gasifiers with a capability at full pressure of producing over 160,000 normal cubic meter/hr of syngas.  The SCC facility, which was conceived and designed as a seasonal peaking facility, entered commercial operation in 1995 and remained in service supplying syngas to a large chemical complex until, in 2000, a free source of waste fuel gas became available from a neighboring sister facility.  During its six years of operations, the SCC installation experienced some operational challenges dealing with improper coal purchasing and preparation. Despite these problems, three SCC gasifiers reached 8,000 operating hours each by 1998, three more in 1999 and a seventh in 2000.  Total SCC gasifier operating hours exceeded 76,000 hours.

Large-scale Test Gasifier in Chicago.  With historically high natural gas prices in the U.S., GTI recently put renewed emphasis on U-GAS® technology and in 2004 completed a $12 million large-scale test gasifier facility on its technical campus northwest of Chicago.  The facility evaluates advanced and innovative gasification processes using all ranks of coal and other low-cost solid fuels.  The facility is also being used to facilitate commercialization of advanced gasification and other new technologies to improve the commercial competitiveness of U-GAS® technology.  The facility’s flexible design allows testing of a variety of syngas cleanup systems, and the gasifier and feed system is configured to allow simultaneous co-firing of coal with biomass or other opportunity fuels.

License Agreement with GTI

Pursuant to the Amended and Restated License Agreement dated as of August 31, 2006 between Synthesis and GTI (the “License Agreement”), Synthesis has an exclusive global license to manufacture, make, use and sell U-GAS® systems for coal and coal and biomass blends made of up to 40% biomass and non-exclusive license to manufacture, make, use and sell U-GAS® systems for coal and biomass blends in excess of 40% biomass.  The License Agreement has a term of ten years, but may be extended for two additional ten-year periods at the option of Synthesis.

As consideration for the license, Synthesis paid $500,000 cash, and issued 190,500 shares of restricted common stock, to GTI.  Synthesis is also restricted from offering a competing gasification technology during the term of the license. Additionally, for each U-GAS® unit which Synthesis licenses, designs, builds or operates which uses coal, or a coal and biomass mixture, as the feed stock, Synthesis must pay a royalty based upon a calculation using the per thermal megawatt/hr of dry syngas production of a rated design capacity, payable in installments at the beginning and at the completion of the project build.  Synthesis must also provide GTI with a copy of each contract that Synthesis enters into relating to a U-GAS® system and report to GTI with their progress on development of the technology every six months.  A failure to comply with any of the above requirements could result in the termination of the License Agreement by GTI if not cured by the Company within specified time periods.

In addition, Synthesis was required to (i) have a contract for the sale of a U-GAS® system with a customer in the territory covered by the License Agreement no later than August 31, 2007, (ii) fabricate and put into operation at least one U-GAS® system by July 31, 2008 and (iii) fabricate and put into operation at least one U-GAS® system for each calendar year of the License Agreement, beginning with the calendar year 2009.  The Company has satisfied the obligation to have a contract for the sale of a U-GAS® system no later than August 31, 2007 through our contract with Hai Hua described below. Additionally, Synthesis is required to disclose to GTI any improvements related to the U-GAS® system which are developed and implemented by Synthesis and the manner of using and applying such improvements.  Failure to satisfy the requirements as to these milestones could lead to the revocation of the license by GTI; provided, however, that GTI is required to give a twelve-month notice of termination and Synthesis is able to cure the default and continue the Agreement prior to the expiration of such time period.

During the term of the license, Synthesis has granted to GTI a royalty-free non-exclusive irrevocable license to make, manufacture, use, market, import, offer for sale and sell U-GAS® systems that incorporate the improvements of Synthesis.  Such license only applies outside of the exclusive rights granted to Synthesis under the License Agreement.  Without the prior written consent of GTI, Synthesis has no right to sublicense any U-GAS® system other than to customers for which Synthesis has constructed a U-GAS® system. For a period of ten years, Synthesis is restricted from disclosing any confidential information (as defined in the license) to any person other than employees of its affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the license.  Synthesis further indemnifies GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that it receives.

Market Opportunity

Over the past decade developing economies such as China and India, as well as established economies such as the United States, have had increased demand for energy to fuel growth and many commercial opportunities to address energy related concerns have emerged.  Some of the specific trends over the past several years include:

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Demand for natural gas is outpacing supply and resulting in higher prices and potential interruptions in supply due to technological innovations related to natural gas combustion (primarily for power generation).

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Increased attention on air quality and greenhouse gas emissions.

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Higher energy price environments resulting from the absorption of excess petroleum capacities.

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Recognition by policy makers of national security issues related to reliance on external energy sources.

Similar to the advances, such as increased efficiencies and reduced emissions, in natural gas turbine technologies, emerging technologies that efficiently and cleanly convert coal into fuels for power generation, chemical production and even transportation will experience rapid market acceptance.  With the expectation that those technical improvements should be achieved, coal has become a larger part of the long-term supply plans for governments and major energy companies worldwide.

In particular, within the Chinese and U.S. markets, coal gasification represents an opportunity to improve air quality, economically capture greenhouse gas emissions and replace energy imports from politically unstable sources with indigenous coal supplies.  The United States Department of Energy has stated that Chinese and U.S. coal reserves make up approximately 40% of the global totals.  China and the U.S. are also the largest importers of petroleum products.  We believe a significant commercial opportunity exists for companies that can successfully introduce clean coal technologies, to utilize these indigenous coal fuel sources.

We have elected to make China a priority market since China offers immediate opportunities to develop U-GAS®-based coal gasification projects and has a ready supply of low rank coal.  According to The World Bank, China is the world’s second largest and fastest growing energy market.  They estimate that over the next 25 years China will require two trillion dollars of investment in the power sector alone, more than any other country or region.  They believe growth in manufacturing and the rise of China’s middle class are driving this demand, and this demand is far outstripping supply for electricity and other essential industrial commodities in China.  The World Bank also believes that despite a 15% growth in electricity production and 100 million additional tons of coal mined in 2003, energy shortages in China will persist.  Coal is China’s most abundant, indigenous energy resource and is in high demand, which in turn causes economic and environmental pressures and forces the Chinese government and Chinese industries to re-think the way coal is used.  In order to meet the demand for clean energy and industrial commodities, China is in the process of finding environmentally acceptable methods to convert coal into energy and chemical commodities.

Our goal is to develop projects, technologies and systems to meet these needs and to establish U-GAS® as a reliable and efficient alternative source of power, hydrogen and other gasification products to manufacturers.  The primary drivers for growth is a large indigenous coal supply, heightened awareness of environmental issues, and a desire to develop a diversified energy mix and mitigate over-reliance on natural gas and imported crude oil.

Targeted Customers

Chemical Plants, Petrochemical Plants and Refineries. We believe that many chemical, petrochemical plants and refineries are seeking a broad slate of products including electricity, steam, hydrogen, carbon monoxide, oxygen, nitrogen and compressed air.  We also believe U-GAS® gasification systems provide an ideal solution for these plants and refineries because inherent integration opportunities allow these products to be produced with minimum additional capital and/or operating costs.  Moreover, because such plants tend to be run on a continuous basis, low fuel cost is a key to economic competitiveness.  General Electric and Shell have built multiple IGCC power or chemical feedstock facilities for petrochemical and refinery facilities around the world.

Large Manufacturers.  Many manufacturers require power, steam and hot water as part of their production process.  In addition, many industrial development zones are seeking co-generation facilities specially dedicated to manufacturers in that zone that require power, steam and hot water for industrial applications and for district heating and air conditioning.  We believe that a clean U-GAS® facility can provide the necessary energy and chemical operating feedstocks in areas where scarcity or high prices of other energy sources make operations unprofitable.

Ammonia and Fertilizer Plants.  Ammonia and fertilizer plants require large amounts of hydrogen, carbon monoxide, power and steam.  We believe a significant opportunity exists for conversion of these plants to U-GAS® since most of these plants purchase power from the grid and produce their own syngas using old fixed bed gasification technology, which requires low ash and high priced coal for fuel.  We also believe that, due to the wide use of inefficient fixed bed gasification systems, the vast majority of China’s fertilizer plants will require replacement of their entire gasification systems in the near future.

Alumina Refineries.  The production of alumina from bauxite requires a great deal of energy that is currently being provided by natural gas or heavy fuel oil. The integration of a U-GAS® coal gasification facility into an alumina refinery can lower the cost of production by reducing the raw material costs for the energy required and increase the efficiency by which the refinery can produce alumina. There are many alumina refineries in our target markets that are actively seeking alternatives to their current high cost energy structure, which may include our U-GAS® technology.

Hydrogen Production.  Around the world, most hydrogen is produced from natural gas.  With increased natural gas prices, hydrogen production costs have risen dramatically.  U-GAS® technology can produce hydrogen at a cost which is much lower than the cost of hydrogen based on production using natural gas as a feedstock.  Increasingly heavy crude oils, as well as increased chemical plant utilization, has driven the demand for hydrogen to unprecedented levels.  Coal gasification is a viable alternative for large scale production of hydrogen.  We believe that the U-GAS® process will allow us to take advantage of this expanding marketplace by being the low cost provider of coal-derived hydrogen.

Coal-to-Liquids Plants.  Many countries desire to avoid their dependence on imported oil and have taken steps to make coal-to–liquid technology a viable energy alternative for transportation fuels.  Such plants will need large quantities of hydrogen, electricity, steam and oxygen, which we believe can be provided by U-GAS® gasification plants.  For example, two of China’s largest coal companies are developing large coal-to-liquids facilities.  Coal companies typically have substantial amounts of waste coal that are not adequately utilized.  We believe the U-GAS® system could allow such a mining company to convert negative value waste into low cost feedstocks for these coal-to-liquid projects.

Integrated Projects.  Projects with the highest margins will be located at, or within a very close distance to, opportunity fuels such as low-rank coals, lignites and other waste coals.  Such projects typically require multiple gasification commodities, such as power, steam, hydrogen, carbon monoxide, and nitrogen, where an entire product’s value chain is integrated within one complex.  For example, where a methanol complex is established at a coal mine, the basic structure of the project would be waste coal to power, steam, hydrogen, carbon monoxide, to methanol and then sales to domestic and international markets.

Competition

We will seek to deploy U-GAS® plants in areas where the maximum integration of the process is possible.  In the world gasification market, the largest providers are General Electric, Shell, Siemens and ConocoPhillips. Shell’s gasification efforts remain focused on the production of syngas for chemical processes.  Shell has recently announced a multi-million dollar contract to use its gasification technology to produce hydrogen for a large coal-to-liquids project in China.  There are also several Chinese companies that utilize older, low pressure technologies, which utilize high-cost coals and are relatively immature, with low capital costs being their primary competitive advantage.  In addition, there is a small Chinese coal gasification company that utilizes a low pressure fluidized bed technology which may compete with our U-GAS® technology.  The following table depicts the U-GAS® process as compared to the other major coal gasification technologies.

In general, we believe that the primary competitive advantages of U-GAS® relative to the other technologies are: (a) the potential for U-GAS® gasifiers to utilize low quality, low cost coals, (b) the inherent flexibility of the U-GAS® technology allows a project to change fuels or utilize a mix of fuels over the life of the project, and (c) the ability to economically build relatively smaller plants.  This ability to build plants that are economical at sizes required by many industrial companies opens up a potentially large under served market.  We believe that the lower capital costs, shorter site preparation and construction time periods may allow us to build projects where our larger competitors would be economically disadvantaged.

Current Projects

Our plan is to develop, finance, build, own and operate U-GAS® based coal gasification plants ranging in size from 20 MWs (equivalent) to greater than 250 MWs (equivalent) and at costs ranging from $20 million to several hundred million dollars.  Our strategy is to sell the outputs of the plants, which can be syngas, power, steam and other products (e.g. sulfur, ash) under long-term contracts to industrial and wholesale customers.  We may sell capacity in the plants outright or under tolling agreements as a way to insulate the Company from commodity price volatility.  We also have the right to sublicense any U-GAS® system to customers for which we have constructed a U-GAS® system.

For our first project, Synthesis Energy Systems Investments, Inc., a wholly-owned subsidiary of Synthesis Energy Holdings, Inc. (“SES Investments”), entered into a cooperative joint venture contract with Shandong Hai Hua Coal & Chemical Company Ltd. (“Hai Hua”) which established Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd. (the “Joint Venture”), a joint venture company that has the primary purposes of (i) developing, constructing and operating a synthesis gas production plant utilizing the U-GAS® technology in Zaozhuang City, Shandong Province, China and (ii) producing and selling syngas, steam and the various byproducts of the plant, including ash, elemental sulphur, hydrogen and argon.  Hai Hua is an independent producer of coke and coke oven gas and owns a subsidiary engaged in methanol production.  Hai Hua processes its coal in its own coal washery prior to using such coal in its coke ovens.  This coal washing process produces a byproduct which is the design fuel for the Joint Venture’s U-GAS® gasification plant.  The technology will enable syngas to be produced from Hai Hua’s coal sources and such syngas will be used in Hai Hua’s methanol subsidiary, coke ovens and power plant.  In exchange for their respective ownership shares in the Joint Venture, SES Investments contributed approximately $9.1 million in capital, and Hai Hua contributed approximately $480,000 in cash, land use rights to a parcel of land for construction of coal storage facilities and certain other management services.  The contribution of SES Investments is payable in installments, with approximately $3,800,000 being contributed as of December 31, 2006.

By November of 2006, the project had obtained approval of its feasibility study, environmental impact assessment and the Joint Venture was issued its business license.  The groundbreaking for the plant took place on December 5, 2006.  We entered into the primary construction contract in February 2007.  Construction on the plant is expected to be completed in the second half of the calendar year 2007 at a projected cost of $24.4 million.  As of March 22, 2007, these costs were funded through: (i) $9.1 million equity contribution by SES into the Joint Venture company, (ii) $3.3 million intercompany shareholder loan, and (iii) $12.0 million of bank debt.  See “Plan of Operations” for a summary of the terms of the two loans.  The plant will be built on a site adjacent to the Hai Hua coke and methanol facility.  Hai Hua is obligated to grant rights of way for construction access and other on-going operations of the plant.  The land was purchased from the Chinese government with the assistance of the Shandong Xue Cheng Economic Development Zone.

If either of SES Investments or Hai Hua desires to invest in another coal gasification project within Zaozhuang City, the other company has a right to participate in up to 25% of the investment.  For the first twenty years, after the date that the plant becomes operational (the “Operational Date”), 95% of all net profits of the Joint Venture will be distributed to SES Investments.  After the initial twenty years, the profit distribution percentages will be changed, with SES Investments receiving 10% of the net profits of the Joint Venture and Hai Hua receiving 90% of the Joint Venture’s net profits.  The contract has a term of fifty years, subject to earlier termination if either SES Zaohuang files for bankruptcy or becomes insolvent or if the syngas purchase contract between the Joint Venture and Hai Hua (discussed in more detail below) is terminated.  Hai Hua has also agreed that the License Agreement is the sole property of SES Investments and its affiliated entities and that it will not compete with SES Investments, or its affiliated entities, with respect to fluidized bed gasification technology for the term of the Joint Venture.

In addition, Hai Hua has agreed to purchase, once the plant is completed, syngas from the Joint Venture pursuant to the terms and conditions of a purchase and sale contract.  Hai Hua will (i) pay a monthly capacity fee and a monthly energy fee; (ii) provide piping to the plant for the acceptance of steam and coke oven gas from Hai Hua and for the delivery of syngas from the Joint Venture to Hai Hua; and (iii) coordinate its operations and maintenance so as to ensure Hai Hua purchases as much syngas as possible.  The energy fee is a per Ncum of syngas fee calculated by a formula which factors in the monthly averages of the prices of design base coal, coke, coke oven gas, power, steam and water, all of which are components used in the production of syngas.  The capacity fee is paid based on the capacity of the plant to produce syngas, factoring in the number of hours (i) of production and (ii) of capability of production as compared to the guaranteed capacity of the plant, which for purposes of the contract is 22,000 Ncum per hour of syngas.

The Joint Venture is required to procure any other necessary consumables for operation of the plant, provided, however, the Joint Venture is entitled to reimbursement for these costs through the payment of the energy fee.  As part of its registered capital contribution to the Joint Venture, Hai Hua shall, to the extent that it is required, contribute approximately $480,000 in cash, provide up to 100,000 Ncum of coke oven gas and up to 600 tons of coke free to the Joint Venture during the first year of operation as start-up fuels for the gasifiers.  Any requirements for coke or coke oven gas above these amounts shall be paid for by the Joint Venture.  If Hai Hua is unable or unwilling to provide the required coke or coke oven gas, the plant will be deemed to be able to produce for purposes of calculating the capacity fee and Hai Hua will not be relieved of its payment obligations.  Pursuant to the terms of the contract, the value of the items provided by Hai Hua to the Joint Venture (including the coke, coke oven gas, piping and acreage for the storage facilities) shall not exceed 5% of the equity of the Joint Venture.

Hai Hua is required to annually provide to the Joint Venture a preliminary syngas usage plan for that year, provided, however, that in no event shall the usage plan require less than 19,000, or more than 22,000, Ncum per hour of syngas.  In connection with this, the Joint Venture shall annually provide a generation plan to Hai Hua which sets forth the anticipated syngas generation for that year, and it shall use its best efforts to match its generation plan with Hai Hua’s usage plan.  If the Joint Venture produces more syngas than the capacity that Hai Hua is required to purchase under the contract, Hai Hua shall have a right of first refusal to purchase such excess amount.

The syngas to be purchased by Hai Hua is subject to certain quality component requirements set forth in the contract.  All byproducts of the gasification process are the property of the Joint Venture.  The Joint Venture is entitled to provide services and sell products which it produces other than syngas to third parties, but Hai Hua has a right of first refusal for any such sales.  Hai Hua is obligated to pay the capacity fee regardless of whether they use the gasification capacity, subject only to availability of the plant and exceptions for certain events of force majeure.

The agreement terminates twenty years from the Operational Date.  Upon termination of the agreement for any reason other than the expiration of the term, the Joint Venture will have the right to either produce syngas for other customers in its current location or dismantle the plant and move the plant to another location.  Within two years of October 22, 2006, the date of the contract, Hai Hua may request that the Joint Venture expand its syngas production in order to assist in the production of methanol by a subsidiary of Hai Hua and the Joint Venture is required to negotiate such increased production in good faith.  Hai Hua has made such a request and as of the date hereof, the Joint Venture is in negotiations regarding the details and pricing of the expansion project.

In addition to the Joint Venture, we have also entered into a Memorandum of Understanding with Golden Concord Holdings Ltd. for the construction of integrated coal gasification to methanol (ultimately into liquid dimethyl ether (“DME”)) plant in Inner Mongolia.  We are currently negotiating various documents related to this project, including an agreement to form a joint venture company, operations and management agreement for the plant, coal purchase agreements, offtake agreements, and other related agreements, and the transaction remains subject to government approval and approval by the board of directors of each company.

Research and Development

During the fiscal year ended June 30, 2006 and 2005, we spent $373,282 and $87,954, respectively, for research and development mainly related to the development and fuel testing of coal as well as the development of engine generators using syngas as fuel. During the years ended June 30, 2006 and 2005 we spent $158,406 and $26,804 in engineering salaries, respectively.  We plan to continue increasing internal research and development with a goal of offering our customers the best and most efficient clean coal solutions.

Governmental and Environmental Regulation

Our operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency and various Chinese authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution resulting from our operations. We believe that we are in substantial compliance with current applicable environmental laws and regulations and we have not experienced any material adverse effect from compliance with these environmental requirements.

In China, developing and constructing gasification facilities is highly regulated.  In the development stage of a project, the key government approvals are of the project’s environmental impact assessment report, feasibility study (also known as the project application report) and, in the case of a Sino-foreign joint venture, approval of the joint venture company’s joint venture contract and articles of association.  Approvals in China are required at the municipal, provincial and/or central government levels depending on the total investment in the project.

Although we have been successful in obtaining the permits that are required at this stage of the project, any retroactive change in regulations or an opinion that the approvals that have been obtained are inadequate, either at the federal, provincial or state level, could require us to obtain additional or new permits or spend considerable resources on complying with such regulations.  Other developments, such as the enactment of more stringent environmental laws and regulations, could require us to incur significant capital expenditures.

Employees

As of March 28, 2007, we had 30 employees.  None of our employees is represented by any collective bargaining unit.  We have not experienced any work stoppages, work slowdowns or other labor unrest.  We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

Our corporate office occupies approximately 3,000 square feet of leased office space in Houston, Texas.  We also lease approximately 3,500 square feet of office space in Shanghai, China and we also lease small offices in Miami, Florida and Beijing, China.  Over time, additional facilities may be required as we add personnel to advance our commercial and technical efforts.

PLAN OF OPERATIONS

The following plan of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this registration statement.  We are a development stage enterprise and have not earned any operating revenue as of the date of this filing.  Our principal asset is our License Agreement.  If we are successful in the use of this license, our plants will provide our customers with molecular feedstocks (e.g. hydrogen, carbon monoxide) or energy services (e.g. power, compression, steam) integrated with engine and/or turbine generators for power and steam production.  In connection with our molecular feedstock and energy supply business, we may also provide certain additional services relating to U-GAS® installation projects, including equipment procurement and supply services, technology licensing services, technology and engineering development services, and operations and maintenance services.

Our core business plan includes:

•

Completing engineering and construction of plants as well as creating modular gasification engineering blocks to speed the development of future U-GAS® based projects.

•

Building relationships with multi-national industrial concerns to provide U-GAS® solutions for their energy and chemical feedstock needs.

•

Expanding our experienced global engineering and project execution team to complete the development of current projects as well as future projects under development.

•

Protecting technology used and/or developed by the Company in the U.S. Patent and Trademark Office as well as similar agencies throughout the world.

Over the next twelve months, we are planning to develop relationships with energy and chemical feedstock customers.  We plan to develop multi-megawatt facilities from which syngas or power could be sold into the wholesale energy and chemical markets.  We intend to sell the outputs of the plant which can be syngas, power, steam and other products (e.g. sulfur, ash) under long term contracts to industrial and wholesale customers.  In some cases, we may sell capacity in the plants outright or under tolling agreement contracts with coal providers and customers to mitigate commodity price risk.  We will attempt to secure non-recourse debt financing in order to construct our plant facilities.  Such financing will be used on a project basis to reduce the amount of equity capital required to complete the project.

For our first project, we established the Joint Venture for the primary purposes of (i) developing, constructing and operating a synthesis gas production plant (“Plant”) utilizing the U-GAS® technology in Zaozhuang City, Shandong Province, China and (ii) producing and selling syngas, steam and the various byproducts of the plant, including ash, elemental sulphur, hydrogen and argon.  In exchange for their respective ownership shares in the Joint Venture, SES Investments agreed to contribute approximately $9.1 million in equity capital, and Hai Hua agreed to contribute approximately $480,000 in cash, land use rights to a parcel of land for construction of coal storage facilities and certain other management services.

In October of 2006, all necessary government approvals were received for the formation of the Joint Venture and construction of the Plant.  The groundbreaking on the Plant took place on December 5, 2006 and we entered into the primary construction contract in February 2007.  On March 22, 2007 we funded a loan in the amount of approximately $12 million from ICBC.  Construction on the Plant is expected to be completed in the second half of the calendar year 2007 at a projected cost of $24 million.

We have spent or plan to spend the following within the next twelve months:

•

Approximately $12.4 million related to construction of the Plant, which includes a $9.1 million equity contribution by the Company and an intercompany loan by Synthesis Energy Systems Investments Inc. (“Synthesis Investments”) the Joint Venture of approximately $3.3 million.

•

Approximately $2.2 million of operating costs.

•

Approximately $800,000 of project development expenses.

On March 22, 2007 we received the proceeds from a bank loan pursuant to the terms of a Fixed Assets Loan Contract with ICBC for approximately $12 million.  These proceeds completed the project funding needed for our Joint Venture to complete the Project.  Key terms of the Fixed Assets Loan Contract are as follows:

•

Term of the loan is 7 years from the commencement date (March 22, 2007) of the loan.

•

Interest for the first year is 7.11% to be adjusted annually based upon the standard rate announced each year by the People’s Bank of China.  Interest is payable monthly on the 20th day of each month.

•

Principal payments of approximately $1.0 million are due in March and September of each year beginning on September 22, 2008 and end on March 21, 2014.

•

Hai Hua is a guarantor on the loan.

•

The Project assets are pledged as collateral on the loan.

•

The Company agreed to covenants that, among other things, prohibit pre-payment without the consent of ICBC and permit ICBC to be involved in the review and inspection of the Project.

•

The loan is subject to customary events of default which, should one or more of them occur and be continuing, would permit ICBC to declare all amounts owing under the contract to be due and payable immediately.

Additionally, on March 20, 2007, the Joint Venture entered into and funded a Shareholder’s Loan Agreement with Synthesis Investments for a loan of approximately $3.3 million (the “Shareholder Loan”).  The Shareholder Loan bears interest per annum at a rate of 1-Year LIBOR plus 0.5% and is due and payable on the date which is 720 days after the ICBC loan described above is paid in full.  The shareholder Loan is unsecured and is subordinated to the above described ICBC loan, and any other subsequent ICBC loans.  The Joint Venture may not prepay the Shareholder Loan until the ICBC loan is either paid in full or is fully replaced by another loan.  Proceeds of the Shareholder Loan may only be used for the purpose of developing, constructing, owning, operating and managing the Project.

As of March 30, 2007, we had approximately $3 million of cash in our banks, in addition to approximately $18.4 million of cash in the Joint Venture.  Over the next twelve months, we also plan to continue to advance the commercial development of U-GAS® based projects in China and selected locations in the United States, and to further expand our global engineering and project execution team to complete future projects which are currently contemplated.  We currently expect that we have sufficient funds to implement these strategies in furtherance of our business plan during the next twelve months.  In the next few months, we plan to raise approximately $25 million to $50 million through debt or equity financing in order to implement strategies in furtherance of our business development and expansion.  We intend to rely on commercial banks to finance or refinance some portion of our future project costs.  We may also offer debt or equity securities to fulfill our other cash requirements.  See also “Risk Factors – We may require additional funding . . .” on page 2 for more information.

We do not have any off balance sheet financial arrangements.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the selling stockholders.  Assuming that the selling stockholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below.  The shares are being registered to permit the selling stockholders to sell or otherwise dispose of the shares covered hereby, or interests therein, from time to time.  We will file a prospectus supplement to name successors to any named selling shareholders who are able to use the prospectus to resell the shares.  Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.  See “Plan of Distribution.”

Selling Stockholder	Number of Shares Owned and to be Owned Prior to Offering(1)	Number of Shares Being Offered(1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
ATC Trustees (Bahamas) Ltd. (3)	80,000	80,000	-	-
Thomas G. Bongard (3)	100,000	100,000	-	-
Frank J. Cadwell (3)	33,333	33,333	-	-
Ira Ronald Cadwell (3)	33,334	33,334	-	-
Stephanie Cadwell (3)	33,333	33,333	-	-
David A. Schwedel (3)	1,136,900 (5)	931,760	-	-
Adam M. Dernbach (3)	20,000	20,000	-	-
Jeremy Alan Dernbach (3)	20,000	20,000	-	-
Timothy A. Dernbach (4)	10,000	10,000	-	-
Theodore & Eve Golfinopoulos (3)	20,000	20,000	-	-
James D. Hanson, Jr. (4)	206,000	206,000	-	-
MD Investments Limited (3)(7)	40,000	40,000	-	-
John F. Michel, Jr. (3)	28,000	28,000	-	-
Thomas E. Puccio (3)	12,000	12,000	-	-
Renee Schwedel (3)	40,000	40,000	-	-
Silo Investments Limited (3)(8)	210,000	210,000	-	-
Michael G. Storey (3)	1,440,000 (6)	900,000	540,000	2.0%
Michael Tublin (4)	80,000	80,000	-	-
Travis & Edith Wichman (4)	80,000	80,000	-	-
Zahaca Enterprises USA LLC (3)(9)	80,000	80,000	-	-
(10)	5,088,240	5,088,240	-	-

___________________

*

Less than one percent, based on 28,183,715 shares outstanding as March 28, 2007.

(1)

Ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)

Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling stockholders.

(3)

Each of these selling stockholders acquired the shares offered hereby on a private placement in May of 2005.  Each selling stockholder purchased the shares offered hereby for their own account and not with a view toward distribution.

(4)

Each of these selling stockholders (i) acquired the shares offered hereby in private placement in May of 2005, and (ii) holds shares included in the 6,000,000 shares eligible for trading on the Pink Sheets described in Footnote 10.  Each selling stockholder purchased the shares offered hereby for their own account and not with a view toward distribution.

(5)

Includes 205,200 shares held by the David A. Schwedel Living Trust, of which Mr. Schwedel is the beneficial owner.

(6)

Includes 40,000 shares of common stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days hereof.

(7)

Mark Daeche, the Director of MD Investments Limited, exercises voting and investment authority over the shares held by this selling stockholder.

(8)

Marc Citron, the Director of Silo Investments Limited, exercises voting and investment authority over the shares held by this selling stockholder.

(9)

Marc A. Pearl, Managing Partner of Zahaca Enterprises USA LLC, exercises voting and investment authority over the shares held by the selling stockholder.

(10)

We also plan to include 6,000,000 shares of stock which are eligible for trading on the Pink Sheets.  We plan to set a record date and include the names of the selling stockholders on such date in an amendment to this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares covered hereby, or interests therein, by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell any shares in the public market at prices ranging from $3.50 to $8.00 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.

Subject to the foregoing, the selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•

a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  We will file a prospectus supplement to name successors to any named selling shareholders who are able to use the prospectus to resell the shares.  Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Certain of the selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.  However, Tamborine’s ‘‘promoters’’ or their ‘‘affiliates’’ and their transferees, within the meaning of the Securities Act, both before and after the Merger (as described in “Business–General”), are deemed to be ‘‘underwriters’’ within the meaning of the Securities Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  As such, regardless of technical compliance with Rule 144 under the Act, because Tamborine was a shell company prior to the Merger, Rule 144 will be unavailable to its promoters and affiliates and their transferees.

The other selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We intend to advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders will not engage in any short sale of the securities offered by it pursuant to this prospectus until the registration statement of which this prospectus is a part has been declared effective by the SEC.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our directors, executive officers and key employees as of March 16, 2007:

Name	Age	Position

Lorenzo Lamadrid	56	Chairman of the Board
Timothy Vail	44	President, Chief Executive Officer and Director
David Eichinger	41	Chief Financial Officer and Senior Vice President of Corporate Development
Donald Bunnell	41	President, Chief Executive Officer – Asia Pacific and Director
Gregory (“Bruce”) Golden	55	Chief Technologist
Carol Pearson	46	Corporate Controller and Corporate Secretary
Michael Storey	65	Director
Denis Slavich	67	Director
Harry Rubin	54	Director

Lorenzo Lamadrid.  Mr. Lamadrid has been our Chairman since April of 2005.  Since 2001, Mr. Lamadrid has also served as Chairman and Chief Executive of Globe Development Group, LLC, a firm specializing in international energy advisory, investment, and development of major energy and power projects.  He is also a Managing Director and Founding Partner of the Worldwide Power Group, Ltd., a developer of large-scale energy and power generation projects in Asia and Latin America, and is also a member of the International Advisory Board and the Executive Committee of Sirocco Aerospace International, a marketer of aerospace products.  From 1999 to 2001, Mr. Lamadrid was President and Chief Executive Officer of Arthur D. Little, Inc., a global management consulting firm.  Prior to joining Arthur D. Little, from 1996 to 1999, Mr. Lamadrid was President of Western Resources International, Inc., a subsidiary of Western Resources, Inc., and Managing Director of The Wing Group, a subsidiary of Western Resources that develops large-scale international electric power projects.  Prior to that, Mr. Lamadrid spent seven years with General Electric, the last two as a Corporate Officer.  He served as Vice President and General Manager of GE Aerospace, where he was responsible for international operations, domestic marketing and business development activities, and strategy development for the overall Aerospace Group.  While at General Electric, Mr. Lamadrid also served as Corporate Staff Executive for strategic planning and business development.  Mr. Lamadrid also served on the Board of Directors of the General Electric Trading Company, GE/RCA Licensing Operation, Toshiba Electronic Systems Company (Japan), Ltd., and the Philadelphia World Affairs Council. Before joining General Electric, Mr. Lamadrid was a Manager at The Boston Consulting Group, and was also a founding investor of the Boston Beer Company.  Mr. Lamadrid graduated from Yale University with a B.S. in Chemical Engineering and Administrative Sciences, Massachusetts Institute of Technology with a M.S. in Chemical Engineering, and Harvard with an M.B.A.

Timothy Vail.  Mr. Vail is our President and Chief Executive Officer and is also a Director. Mr. Vail joined us as a Director on September 20, 2005, and accepted the President and Chief Executive Officer position on May 30, 2006.  Prior to joining us, beginning in 2002, Mr. Vail served as the Director of Commercialization for Fuel Cell Development for General Motors Corporation (“GM”). At GM, Mr. Vail’s duties included the development of GM’s Shanghai fuel cell office as well as coordination of engineering facilities in the US, Germany, Japan and China. Prior to his position at GM, Mr. Vail was the Vice President of product development for The New Power Company, a start-up subsidiary of Enron Corporation, where he was responsible for the development of new products and services to be delivered to New Power’s customer bases.  From 1995 until starting work for The New Power Company, Mr. Vail was a Vice President at Enron Energy Services.  Mr. Vail was also a securities lawyer with Andrews

Kurth, LLP from 1990 to 1993.  Mr. Vail holds a J.D. from the University of Houston Law Center and a B.A. in Economics from The University of Texas at Austin.

David Eichinger.  Mr. Eichinger has served as our Chief Financial Officer and Senior Vice President of Corporate Development, since May 30, of 2006.  Prior to joining us as an executive officer, Mr. Eichinger was a consultant to us since November 1, 2005, in which capacity he advised us on technology license negotiations and global expansion beyond the Chinese market.   From 1991 to 1996, Mr. Eichinger spent five years in the Corporate Treasury function as an analyst in Corporate Finance and Tax at Exxon Corporation and Exxon Chemicals.  From 1996 to 2000, Mr. Eichinger led merger and acquisition teams for Enron Corporation in the deregulating wholesale and retail markets in North and South America.  In addition, Mr. Eichinger led the spin off of The New Power Company and served as an executive officer in charge of corporate development.  Mr. Eichinger has also advised a number of energy related firms including CAM Energy (a New York based hedge fund) and General Hydrogen.  Mr. Eichinger holds both a B.S. and M.S. in Chemistry from The College of William and Mary, and an M.B.A. from Carnegie Mellon.

Donald Bunnell. Mr. Bunnell is our President and Chief Executive Officer – Asia Pacific, a Director and a co-founder of our company.  From 2001 until the creation of our company, Mr. Bunnell was the Asia Business Development Vice President for BHP Billiton’s aluminum group.   Between 1997 and 2001, Mr. Bunnell served in various capacities, including Vice President in charge of Enron China’s power group, and Country Manager, with the power development team of Enron Corporation.    During this time, Mr. Bunnell spent three years leading the Enron/Messer/Texaco consortium for the Nanjing BASF Project.  From 1995 to 1997, Mr. Bunnell was a manager with Coastal Power Corporation (now part of El Paso Corporation) in Beijing, where he was involved in development of gas turbine power plants and other power projects.  Mr. Bunnell is an attorney licensed to practice in the United States and has practiced law in Hong Kong, advising clients on China investments, prior to entering the power business.  Mr. Bunnell is fluent in Mandarin Chinese, has lived in China for over 11 years, and has 10 years of experience in the China power industry developing projects and managing joint ventures.  Mr. Bunnell graduated from Miami University with a B.A. and from the William & Mary School of Law with a J.D.

Gregory “Bruce” Golden.  Mr. Golden is our Chief Technologist and a co-founder of the Company.  Mr. Golden has 30 years of experience in the power industry developing, designing, building and operating power plants, including experience with IGCC power and utility plants.  Mr. Golden worked for Enron Corporation from 1991 through 2001.  From March to November 2001, Mr. Golden led Enron Corporation’s technical definition and estimate phase of a solid fuel power generation initiative.  This solid fuel initiative helped Mr. Golden to better understand the competitiveness of IGCC power utility plants and led him to the U-GAS® technology.  From 1997 to 2000, Mr. Golden led several technical proposal teams for “inside-the-fence” utility supply facilities and was also general manager of development engineering responsible for technical support for the development of several large power plants in China.  From March 1994 to June 1996, Mr. Golden managed the construction of a 150 MW combined cycle gas turbine power plant in Hainan, China.  Mr. Golden also assumed responsibility during this period for the review and oversight of a 550 MW poly-generation facility for the Saras Oil Refinery in Italy.  When Mr. Golden joined Enron in 1991, he initially managed the development and construction of power plants in Guatemala, Nicaragua, El Salvador, and Honduras.  Of Mr. Golden’s 30 years in the power industry, he has spent most of the past 10 years developing and building power and poly-generation plants.  Mr. Golden graduated from Rice University with a B.S. in Mechanical Engineering.

Carol Pearson.  Ms. Pearson has served as our Corporate Controller since July 27, 2006 and as our Corporate Secretary since October 11, 2006.   From October 2005 to July 2006, she served as Corporate Controller for Cornell Companies Inc.  Prior to that, Ms. Pearson served as Director of Internal Audit at Camden Property Trust, Inc. from May 2004 through August 2005. From January 2001 through May 2004, she was in charge of Financial Reporting and Compliance for EGL, Inc.  Ms. Pearson previously served as an audit manager with Ernst & Young, LLP and a senior accountant with Coopers & Lybrand, LLP.  She graduated from Northeast Louisiana University with a B.B.A. in accounting with Honors and is a Certified Public Accountant.

Michael Storey.  Mr. Storey has served as one of our directors since November of 2005.  From 2000 to 2004, he has served as President and CEO of Inmarsat Ventures, a global communications company.  He resigned in March of 2004, but continues as an advisor. From 1993 to 1999, Mr. Storey ran several telecommunications businesses during European deregulation that became MCI Europe and is now Verizon Communications.  In 1984, Mr. Storey established City Centre Communications, a business in the cable television and telecommunications industry. He grew his business and acquired several franchises before selling his interests in 1992 to Videotron and Bell Canada.  He served as a Director and then Chairman of the Cable Communications Association from 1983 to 1990, representing all the investors in the U.K. cable industry.  Starting in 1972, Mr. Storey served for 10 years as a Vice President and Partner of Booze Allen Hamilton International Management Consultants.  Mr. Storey is a graduate of King’s Fund Administrative Staff College and has an M.B.A. from the University of Chicago. From 1958 to 1968, he worked in the healthcare industry, operating hospitals in the U.K., Middle East, and North America.  He also holds two professional certifications:  Professionally Qualified Hospital Administrator and Professionally Qualified Personnel Manager.

Denis Slavich.  Mr. Slavich has served as a director since November of 2005 and currently serves as the Chairman of our Audit Committee. Mr. Slavich has over 35 years of experience in large-scale power generation development.  He is currently an international consultant to a number of U.S. and China-based companies engaged in cross border transactions, as well as an advisor and board member for a number of additional firms.  From 1998 to 2000 Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of an international IPP company that developed projects in Columbia as well as other areas.  Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997.  From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Flour Daniel.  From 1971 to 1991 Mr. Slavich served in various executive positions at Bechtel Corporation including Sr. VP, CFO, and director and Sr. VP and manager of the International Power Division. Mr. Slavich received his Ph.D. from Massachusetts Institute of Technology, M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.

Harry Rubin.  Mr. Rubin has been a Director since August 5, 2006. Mr. Rubin is currently Chairman of Henmead Enterprises, in which capacity he advises various companies regarding strategy, acquisitions and divestitures. He currently serves as a Director of Image-Metrics Plc, and has held board positions at a number of private and public companies such as the A&E Network, RCA/Columbia Pictures Home Video and the Genisco Technology Corporation. He was a founding partner of the Boston Beer Company. In the 12 years prior to 2006, Mr. Rubin held various senior management roles in the computer software industry, including Senior Executive Vice President and Chief Operating Officer of Atari, and President of International Operations and Chief Financial Officer for GT Interactive Software.   Mr. Rubin entered the computer software business in 1993 when he became Executive VP for GT Interactive Software as a start-up company, and played a leadership role in GT’s progression as the company went public in 1995 and became one of the largest industry players. Prior to 1993, he held various senior financial and general management positions at RCA, GE and NBC. He is a graduate of Stanford University and Harvard Business School, and resides in New York City.

CORPORATE GOVERNANCE

The Company’s Board of Directors (the “Board”) has six directors and has established the Audit, Compensation, and Nominating and Governance Committees as its standing committees. The Board does not have an executive committee or any committees performing a similar function.   We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, however, we have applied for a listing with the NASDAQ Stock Market, Inc. which has requirements that a majority of the board of directors be independent.  The Board has determined that all members of the Board, other than Lorenzo Lamadrid, Chairman of the Board, Timothy Vail, the Company’s President and Chief Executive Officer and Donald Bunnell, President and Chief Executive Officer – Asia Pacific, are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the Pink Sheets does not provide such a definition.  Therefore, only half of the Company’s current Board members are independent.  The Company is utilizing the phase-in provisions of the NASDAQ rules for the majority independent requirement, which permits the Company to be listed if it has a majority of independent members within twelve months of the date of listing.  The Board plans to appoint at least one more independent director as soon as practicable within this one-year period.  In addition, the Board of Directors has determined that all members of the Company’s Audit Committee, in addition to meeting the above standards, also meet the criteria for independence for audit committee members which are set out in the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 28, 2007, by:

•

each person who is known by us to beneficially own 5% or more of the outstanding class of our capital stock;

•

each member of the Board;

•

each of our executive officers; and

•

all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

Name and Address of Beneficial Owner	Numbers of Shares of Common Stock Beneficially Owned	% of Common Stock Outstanding(1)
Donald Bunnell	6,102,500	21.7%
Lorenzo Lamadrid (2)	3,195,000	11.3%
Gregory “Bruce” Golden	3,030,000	10.8%
Azure International (3)	1,680,000	6.0%
Michael Storey (4)	1,480,000	5.3%
Timothy Vail (5)	1,185,000	4.2%
David Eichinger (6)	700,000	2.5%
Denis Slavich (7)	115,000	*
Harry Rubin (8)	110,000	*
Executive Officers and Directors as a group (8 persons)	15,917,500	56.5%

__________________________

* Less than 1%

(1)

Based on 28,183,715 shares outstanding as of March 16, 2007.

(2)

Includes 25,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

(3)

Christopher J. Raczkowski, Stephen M. Terry and Juanli Han are the principals of, and exercise voting and investment authority over the shares held by, this stockholder.

(4)

Includes 80,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

(5)

Includes 965,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

(6)

Includes 700,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

(7)

Includes 105,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

(8)

Includes 40,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days hereof.

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table provides information concerning compensation paid or accrued during the fiscal years ended June 30, 2006 and 2005 to our principal executive officer and each of our other two most highly paid executive officers whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Timothy Vail, President and CEO	2006 2005	$ 12,500 (1) $ -	- -	$ - $ -	$ 8,219,478 (2) $ -	- -	$ - $ -	$ 8,231,987 $ -
David Eichinger, CFO	2006 2005	$ 10,000 (3) $ -	- -	$ - $ -	$ 5,936,891 (2) $ -	- -	$ 46,573 (4) $ -	$ 5,993,464 $ -
Donald Bunnell, President and CEO Asia Pacific	2006 2005	$ 120,000 $ 24,000	- -	$ - $ 100,000 (5)	$ - $ -	- -	$ - $ -	$ 120,000 $ 124,000

(1)

Prior to May 30, 2006, Mr. Vail served only as a director, for which he did not receive any cash compensation.

(2)

Time vested options.  Value determined using a Black-Sholes model.  See Note 11 to the Consolidated Financial Statements for a discussion of assumptions made in the valuation of option grants.

(3)

Prior to May 30, 2006, Mr. Eichinger served as a consultant to the Company.  His compensation for these services is listed under “All Other Compensation.”

(4)

Represents amounts paid under a consulting agreement between the Company and Mr. Eichinger which was effective from October 19, 2005 through May 1, 2006.  Mr. Eichinger was hired by the Company as an employee on a permanent basis effective May 30, 2006.

(5)

Mr. Bunnell was one of the Company’s founders and received 7,402,500 shares in exchange for his work for the Company and his initial capital contribution of $100,000 subsequent to our merger with Tamborine on April 18, 2005.

We have entered into employment agreements with Timothy Vail, as our President and Chief Executive Officer, David Eichinger, as our Chief Financial Officer and Senior Vice President of Corporate Development and Donald Bunnell, as our President and Chief Executive Officer – Asia Pacific.

Our agreement with Mr. Vail became effective May 30, 2006 and is for a four-year term.  He receives an annual base salary of up to $180,000, bonuses as may be awarded from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Vail if he is not covered by insurance.  Mr. Vail’s salary as of June 30, 2006 was $10,000 per month and was subject to increase upon the achievement of certain performance milestones.  Mr. Vail met two of these milestones, one in August of 2006 and his salary was increased to $12,500 per month, and the second in March of 2007 and his salary was increased to $15,000 per month.  The compensation committee of the Board shall also evaluate Mr. Vail’s salary on an annual basis and determine if any additional increases are warranted. Pursuant to the terms of the employment agreement, we have also granted Mr. Vail options to purchase 2,350,000 shares of common stock.  The options have an exercise price of $3.00 and vest in five equal annual installments, with the first installment vesting on the effective date of the employment agreement.  The options are subject to the terms and conditions outlined in the Company’s Amended and Restated 2005 Incentive Plan (the “Plan”). If the employment agreement is terminated by us other than by reason of death, disability or cause, we will continue to pay Mr. Vail his salary for the remaining term of the employment agreement, but in no event less than 6 months and all options shall automatically vest.  All vested options must be exercised within six months of the termination date, regardless of the reason for termination. The employment agreement prohibits Mr. Vail from competing with us during his employment and for a period of 18 months after termination of his employment.  In addition, all options shall automatically vest upon a change of control, as such term is defined in the employment agreement.

Mr. Vail was also granted an option to purchase 50,000 shares of common stock pursuant to the terms of a nonstatutory stock option agreement dated effective November 7, 2005.  The option has an exercise price of $2.50 and vest in four equal annual installments, with the first installment vesting on the effective date of the grant.  The option expires on November 7, 2010.  The option is subject to the terms and conditions outlined in the Plan.  In addition, the option shall automatically vest upon a change of control, as such term is defined in the grant agreement.

Our agreement with Mr. Eichinger became effective May 30, 2006 and is for a four-year term.  He receives an annual base salary of up to $180,000, bonuses as may be awarded from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Eichinger if he is not covered by insurance.  Mr. Eichinger’s current salary is $15,000 per month and is subject to increase upon the achievement of certain performance milestones.  The compensation committee of the Board shall also evaluate Mr. Eichinger’s salary on an annual basis and determine if any additional increases are warranted.  We have also granted Mr. Eichinger options to purchase 1,750,000 shares of common stock.  The options have an exercise price of $3.00 and vest in five equal annual installments, with the first installment vesting on the date of the option grant.  The options are subject to the terms and conditions outlined in the Plan.  If the employment agreement is terminated by us other than by reason of death, disability or cause, we will continue to pay Mr. Eichinger his salary for the remaining term of the employment agreement, but in no event less than 6 months and all options shall automatically vest.  All vested options must be exercised within six months of the termination date, regardless of the reason for termination.  The employment agreement prohibits Mr. Eichinger from competing with us during his employment and for a period of 18 months after termination of his employment.  In addition, all options shall automatically vest upon a change of control, as such term is defined in the employment agreement.

Our agreement with Mr. Bunnell was amended and restated effective July 14, 2006 and is for a term ending on April 18, 2009.  Mr. Bunnell receives an annual base salary of $120,000, bonuses as may be awarded from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Bunnell if he is not covered by insurance.  Mr. Bunnell’s salary is subject to increase upon the achievement of certain performance milestones.  The compensation committee of the Board shall also evaluate Mr. Bunnell’s salary on an annual basis and determine if any additional increases are warranted.  If the employment agreement is terminated by us other than by reason of death, disability or cause, we will continue to pay Mr. Bunnell his salary for the remaining term of the employment agreement, but in no event less than 6 months and all options shall automatically vest.  All vested options must be exercised within six months of the termination date, regardless of the reason for termination.  The employment agreement prohibits Mr. Bunnell from competing with us during his employment and for a period of 18 months after termination of his employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy Vail	482,500	1,917,500 (1)	-	(1)	(1)	-	-	-	-
David Eichinger	350,000	1,400,000 (2)	-	$3.00	(2)	-	-	-	-
Donald Bunnell	-	-	-	-	-	-	-	-	-

______________________

(1)

Mr. Vail has received two option grants: (a) an option to purchase 50,000 shares at an exercise price of $2.50 on November 7, 2005, and (b) an option to purchase 2,350,000 shares at an exercise price of $3.00 on May 30, 2006.  The options expire on November 7, 2010 and May 30, 2011, respectively.  The November 7, 2005 option vests in four equal annual installments, with the first installment vesting on the date of grant.  The May 30, 2006 option vests in five equal annual installments, with the first installment vesting on the date of grant.

(2)

Mr. Eichinger received an option to purchase 1,750,000 shares on May 30, 2006 which vests in five equal annual installments, with the first installment vesting on the date of grant. The option expires on May 30, 2011.

The description of the terms of the employment agreements of Messrs. Vail and Eichinger also includes a summary description of the terms of their May 30, 2006 option grants.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Compensation	1	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)
Lorenzo Lamadrid	$ 60,000	-	$ 212,317 (1)	-		-	-	$ 272,317
Michael Storey	$ -	-	$ 770,437 (2)	-		-	-	$ 770,437
Denis Slavich	$ -	-	$ 770,437 (2)	-		-	-	$ 770,437
Harry Rubin	$ -	-	$ - (3)	-		-	-	$ -

_________________

(1)

Mr. Lamadrid was granted an option to purchase 50,000 shares of common stock at an exercise price of $2.50 on November 7, 2005.  The option vests in four equal annual installments, with the first installment vesting on the date of grant.  The option expires on November 7, 2010.

(2)

Each of Mr. Storey and Mr. Slavich were granted (i) an option to purchase 50,000 shares of common stock at an exercise price of $2.50 per share on November 7, 2005 and (ii) an option to purchase 200,000 shares of common stock at an exercise price of $3.00 per share on May 30, 2006.  The options vest in four and five equal annual installments, respectively, with the first installment vesting on the date of grant.  The options expire on November 7, 2010 and May 30, 2011, respectively.

(3)

Mr. Rubin began serving as a director on August 4, 2006.  On that date, he was granted an option to purchase 160,000 shares of common stock at an exercise price of $3.00 per share.  The option vests in five equal annual installments, with the first installment vesting on the date of grant.  The option expires on August 4, 2011.  Additionally, on March 26, 2007, Mr. Rubin was granted an option to purchase an additional 40,000 shares of common stock at an exercise price of $6.00 per share.  The option vests in five equal annual installments, with the first installment vesting on the date of the grant.  The option expires on February 7, 2010.

Mr. Lamadrid has a consulting agreement with us for his service as Chairman of our Board. The agreement is for a four-year term effective August 1, 2006.  Mr. Lamadrid receives an annual consulting fee of $60,000 and reimbursement for reasonable expenses incurred in the performance of his services.  The compensation committee of the Board shall also evaluate Mr. Lamadrid’s consulting fee on an annual basis and determine if any additional increases are warranted.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the Pink Sheets since March 23, 2005.  On May 23, 2005, we changed our symbol on the Pink Sheets from “TMBH” to “SYMX” and our common stock is currently trading on the Pink Sheets under that symbol.

The following table sets forth the range of the high and low closing prices, as reported by the Pink Sheets, for our common stock for the periods indicated.

Sales Price
Year Ending June 30, 2005:	High	Low
Third Quarter (beginning March 23, 2005)	$ 6.75	$ 3.00
Fourth Quarter	$ 6.00	$ 4.75

Year Ending June 30, 2006:
First Quarter	$ 6.00	$ 5.00
Second Quarter	$ 7.25	$ 5.75
Third Quarter	$ 9.75	$ 5.00
Fourth Quarter	$ 6.50	$ 3.00

Year Ending June 30, 2007:
First Quarter	$ 8.00	$ 5.75
Second Quarter	$ 7.50	$ 6.25
Third Quarter (as of March 28, 2007)	$ 6.75	$ 5.00

Our authorized capital stock consists of 100,000,000 shares of common stock.  As of March 16, 2007, 28,183,715 shares of common stock were issued and outstanding.  As of such date, there were approximately 290 holders of record of our common stock.

We have not paid dividends on our common stock and do not anticipate paying cash dividends in the immediate future as we contemplate that our cash flows will be used for continued growth of our operations.  The payment of future dividends, if any, will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements, and restrictions in financing agreements, business conditions and other factors.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 28,183,715 shares of our common stock are issued and outstanding as of March 27, 2007.  All of our outstanding shares of common stock are duly authorized, validly issued and outstanding and fully paid and non-assessable.

Common Stock

Voting.  The holders of our common stock have one vote for each share they hold on all matters presented to them and do not have cumulative voting rights.

Dividends.  Holders of our common stock are entitled to receive dividends equally, if any, as may be declared by the Board out of funds legally available therefore after taking into account various factors, including, among others, our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans.

Liquidation.  Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to a ratable portion (based upon the number of shares of our common stock held by each such holder or issuable upon the exercise of any securities convertible in shares of our common stock) of our available net assets.

Preemptive Rights.  Holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

Transfer Restrictions.  Holders of our common stock may only transfer, sell or otherwise dispose of our common stock held pursuant to an effective registration statement under the Securities Act, pursuant to an available exemption from the registration requirements of the Securities Act or Rule 144 promulgated under the Securities Act.  In connection with any transfer, sale or disposition of any of our common stock other than pursuant to an effective registration statement or Rule 144, we may require you to provide us a written opinion of counsel providing that such transfer, sale or disposition does not require registration under the Securities Act.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Amended and Restated Bylaws

Some provisions of our certificate of incorporation and our amended and restated bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Stockholder meetings.  Our amended and restated bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors.

Requirements for advance notification of stockholder nominations and proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder action by written consent.  Our amended and restated bylaws provide that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors. This provision, which may not be amended except by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of the bylaws.  Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and amended and restated bylaws grant our board the power to adopt, amend and repeal our amended and restated bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our amended and restated bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Agreement with Union Charter Financial

In March 2005, we entered into an agreement with Union Charter Capital VII, Inc. (“UCF”) which covered certain capital commitment obligations of UCF and the Company and set forth certain rights of UCF if certain commitment thresholds were met.  Effective November 30, 2006, we have amended and restated this agreement in its entirety to clarify certain statements in the original agreement.  As amended and restated, UCF is entitled to purchase up to 2,000,000 shares of the Company’s common stock at a purchase price of $2.50 per share on or prior to June 30, 2007.  Upon exercise of this right, UCF may purchase all or a portion of the shares.

RELATIONSHIPS WITH ISSUER OF EXPERTS NAMED IN REGISTRATION STATEMENT

None.

LEGAL PROCEEDINGS

None.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In November 2006, KPMG LLP, a US based accounting firm, became our independent auditor.  We were formerly audited by KPMG Huazhen, the China member firm of KPMG International. The decision to move the audit function to the United States from China was deemed the best course of action given our recent opening of our corporate headquarters in Houston, Texas. There were no disagreements between us and KPMG Huazhen over accounting principles or practices, and the audit firm did not issue an adverse opinion or disclaimer, regarding our financial statements for the years ending June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006. Additionally, their opinions were not qualified and did not have any modifications as to uncertainty, audit scope or accounting principle.

We did not consult with KPMG LLP regarding the application of accounting principles or application before their appointment as our auditors. Our audit committee approved the change to KPMG LLP.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our bylaws provide that each officer and director of our company shall be indemnified by us against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she has been finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The indemnification provisions of our bylaws diminish the potential rights of action, which might otherwise be available to shareholders by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, there are no provisions limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although we presently have directors' liability insurance, there is no assurance that it will provide coverage to the extent directors would be indemnified under the provisions, and as such, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., 1000 Main Street, Suite 3600, Houston, Texas 77002.  Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Synthesis Energy Systems, Inc. as of June 30, 2006 and 2005, and for each of the years in the two-year period ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

F-2

Consolidated Balance Sheets as of June 30, 2006 and 2005

F-3

Consolidated Statements of Operations for the years ended
June 30, 2006 and 2005 and the period from November 4, 2003 (inception)
to June 30, 2006

F-4

Consolidated Statement of Stockholders' Equity for years ended
June 30, 2006 and 2005 and the period from November 4, 2003 (inception)
to June 30, 2006

F-5

Consolidated Statements of Cash Flows for years ended
June 30, 2006 and 2005 and the period from November 4, 2003 (inception)
to June 30, 2006

F-6

Notes to the Consolidated Financial Statements for years ended
June 30, 2006 and 2005 and the period from November 4, 2003 (inception)
to June 30, 2006

F-7

Condensed Consolidated Balance Sheets as of December 31, 2006
(unaudited) and June 30, 2006

F-20

Condensed Consolidated Statements of Operations for the six months ended December 31, 2006 and 2005 and the period from November 4, 2003
(inception) to December 31, 2006 (unaudited)

F-21

Condensed Consolidated Statements of Operations for the three months ended December 31, 2006 and 2005 (unaudited)

F-22

Condensed Consolidated Statement of Stockholders’ Equity for the
three months ended December 31, 2006 (unaudited)

F-23

Condensed Consolidated Statements of Cash Flows for the six months ended December 31, 2006 and 2005 and the period from November 4, 2003
(inception) to December 31, 2006 (unaudited)

F-24

Notes to Unaudited Condensed Consolidated Financial Statements for the
three and six months ended December 31, 2006 and 2005 and the period from
November 4, 2003 (inception) to December 31, 2006 (unaudited)

F-25

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Synthesis Energy Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Synthesis Energy Systems, Inc. and subsidiaries (a development-stage enterprise) as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2006 and for the period from November 4, 2003 (inception) to June 30, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synthesis Energy Systems, Inc. and subsidiaries (a development-stage enterprise) as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2006 and for the period from November 4, 2003 (inception) to June 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

January 25, 2007

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets
	June 30, 2006	June 30, 2005
ASSETS
Current assets:
Cash	$ 3,154,096	$ 2,706,602
Prepaid expenses and other currents assets (Note 3)	42,037	30,818
Total current assets	$ 3,196,133	$ 2,737,420
Property, plant and equipment, net (Note 4)	9,854	5,929
Intangible asset, net (Note 5)	7,561	8,561
Total assets	$ 3,213,548	$ 2,751,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables (Note 6)	$ 328,198	$ 114,003
Loan from a shareholder	-	1,150
Total liabilities	328,198	115,153
Stockholders’ Equity:
Common stock, $0.01 par value: 100,000,000 shares authorized: 24,647,500 and 28,030,000 shares issued and outstanding, respectively (Note 10)	246,475	280,300
Additional paid-in capital (Note 10)	8,179,604	2,714,810
Deficit accumulated during development stage	(5,540,729)	(358,353)
Total stockholders’ equity	$ 2,885,350	$ 2,636,757
Commitments and contingencies (Note 9)	-	-
Total liabilities and stockholders’ equity	$ 3,213,548	$ 2,751,910

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations
	Year Ended June 30, 2006	Year Ended June 30, 2005	November 4, 2003 (inception) To June 30, 2006

Net Sales	$ -	$ -	$ -
Costs of goods sold	-	-	-
Gross Profit	-	-	-
General and administrative expenses and other expenses:
General and administrative expenses	(1,023,229)	(237,463)	(1,261,132)
Stock-based compensation	(3,042,979)	-	(3,042,979)
Project development expenses	(871,882)	(43,679)	(915,561)
Technical development	(373,282)	(87,954)	(461,236)
Operating loss	$ (5,311,372)	$ (369,096)	$ (5,680,908)

Non-operating income:
Interest Income	128,996	13,623	142,619
Interest expense	-	(2,440)	(2,440)
Net loss before income tax benefit	(5,182,376)	(357,913)	(5,540,729)

Income tax benefit	-	-	-
Net loss	$ (5,182,376)	$ (357,913)	$ (5,540,729)

Net loss per share (Note 8):
Basic and diluted	$ (0.19)	$ (0.01)	$ (0.20)

Weighted average common shares outstanding:
Basic and diluted shares	27,754,139	27,180,446	27,351,936
See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statement of Stockholders’ Equity
	Common Stock				Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares		Common Stock

Balance at November 4, 2003 (inception)	100,000		$ -		$ -	$ -	$ -
Net loss for the period November 4, 2003 to June 30, 2004	-		-		-	(440)	(440)
Balance at June 30, 2004	100,000		$ -		$ -	$ (440)	$ (440)
Shares Forfeited in Merger	(94,000,000)	(1)	-		-	-	-
Shares Issued in Merger	21,000,000	(1)	-		-	-	-
Net loss for the year	-		-		-	(357,913)	(357,913)
Investor contributions	-		264,190	(1)	235,810	-	500,000
Conversion of debt to equity	-		5,810	(1)	5,190	-	11,000
Net proceeds from private placement offering	1,030,000		10,300		2,473,810	-	2,484,110

Balance at June 30, 2005	28,030,000		$ 280,300		$ 2,714,810	$ (358,353)	$ 2,636,757
Net loss for the year	-		-		-	(5,182,376)	(5,182,376)
Net proceeds from private placement offering	970,000		9,700		2,378,290	-	2,387,990
Stock-based compensation	-		-		3,042,979	-	3,042,979
Adjustment related to return of shares	(4,392,500)		(43,525)		43,525	-	-
Balance at June 30, 2006	24,647,500		$ 246,475		$ 8,179,604	$ (5,540,729)	$ 2,885,350
(1) Merger related transactions See accompanying notes to the consolidated financial statements

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows
	Year Ended June 30, 2006	Year Ended June 30, 2005	November 4, 2003 To June 30, 2006 (Since Inception)

Cash flows from operating activities:
Net loss	$ (5,182,376)	$ (357,913)	$ (5,540,729)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	3,042,979	-	3,042,979
Depreciation of property, plant, and equipment	3,960	302	4,262
Amortization of intangible asset	1000	999	2,439
Increase in prepaid expenses and other current assets	(11,219)	(30,818)	(42,037)
Increase in accrued expenses and other payables	214,195	114,003	328,198
Net cash used in operating activities	$ (1,931,461)	$ (273,427)	$ (2,204,888)

Cash flows from investing activities:
Capital expenditures	(7,885)	(6,321)	(24,116)
Net cash used in investing activities	(7,885)	(6,231)	(24,116)

Cash flows form financing activities:
Proceeds from issuance of common stock	2,387,990	2,984,110	5,372,100
Loans from (repayments to) shareholders	(1,150)	150	11,000
Net cash provided by financing activities	$ 2,386,840	$ 2,984,260	$ 5,383,100
Net increase in cash	447,494	2,704,602	3,154,096
Cash and cash equivalents at beginning of the period	2,706,602	2,000	-
Cash and cash equivalents at end of the period	$ 3,154,096	$ 2,706,602	$ 3,154,096

Supplemental cash flow information:
Cash paid for interest	$ 150	$ 2,290	$ 2,440
Cash received for interest	$ 128,996	$ 13,623	$ 142,619
Non-cash transactions:
Stock-based compensation	$ 3,042,979	$ -	$ 3,042,979
Conversion of debt to equity	$ -	$ 11,000	$ 11,000
See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Notes to the Consolidated Financial Statements

For the years ended June 30, 2006 and 2005 and the
period from November 4, 2003 (inception) to June 30, 2006

Note 1 – Summary of Significant Accounting Policies

(a) Organization and description of business:

Synthesis Energy Systems, Inc. (“SES” or “the Company”) is an emerging development stage technology company involved in the global development and commercialization of gasification technology.  Its principal asset is a license with the Gas Technology Institute (“GTI”), a U.S. based non-profit research organization, for U-GAS® technology.  See Note 13 “Subsequent events - License Agreement with GTI”.

The Company’s strategy is to commercialize GTI’s technology with the initial focus on development in Shanghai, China.  The Company’s headquarters are located in Houston, Texas.

On April 18, 2005, SES Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Tamborine Holdings, Inc. (“Tamborine”), a Mississippi corporation, merged with and into Synthesis Energy Holdings, Inc., a Florida corporation (“Synthesis Florida”), whereby the holders of common stock of Synthesis Florida became shareholders of, and Synthesis Florida became a wholly-owned subsidiary of, Tamborine. The Company accounted for this reverse merger for financial reporting purposes as an issuance of securities whereby the parties exchanged stock in one company for stock in another company; therefore, no goodwill or intangibles were recorded in this transaction.  On April 27, 2005, Tamborine changed its name to Synthesis Energy Systems, Inc. and on June 27, 2005, reincorporated in the State of Delaware.

As a condition of the above merger, Synthesis Florida completed a restructuring whereby two predecessor entities (Synthesis Energy Systems, Inc., a corporation formed under the laws of the British Virgin Islands, and Synthesis Energy Systems, LLC, a West Virginia limited liability company) and two entities formed in connection with the restructuring (International Hydrogen Technologies, a Florida corporation and Innovative Engines, Inc., a Florida corporation) became wholly owned subsidiaries of Synthesis Florida.  The Company accounted for this transaction as an acquisition between entities under common control.  Therefore, the results of operations, of these new subsidiary companies from the acquisition date of April 18, 2005 are included in the Company’s consolidated financial statements as if the restructuring had been formed at the earliest inception date of each of the subsidiaries. Accordingly, no goodwill was recorded as a result of this transaction.

(b) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are in US dollars and include SES, all of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.  The Company has reclassified certain prior year amounts to conform to the current year presentation. The Company is currently in development stage and has not generated any operating revenue to date.

(c) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes.  Management considers many factors in selecting appropriate operational and financial accounting policies and controls, and in developing the assumptions that are used in the preparation of these financial statements.  Management must apply significant judgment in this process.  Among the factors, but not fully inclusive of all factors that may be considered by management in these processes are:  the range of accounting policies permitted by accounting principles generally accepted in the United States of America; management’s understanding of the Company’s business – both historical results and expected future results; the extent to which operational controls exist that provide high degrees of assurance that all desired information to assist in the estimation is available and reliable or whether there is greater uncertainty in the information that is available upon which to base the estimate; expectations of the future performance of the economy, both domestically, and globally, within various areas that serve the Company’s principal customers and suppliers of goods and services; expected rates of exchange, sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends.  The estimation process often times may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that lies within that range of reasonable estimates based upon the quantity, quality and risks associated with the variability that might be expected from the future outcome and the factors considered in developing the estimate.  This estimation process may result in the selection of estimates which could be viewed as conservative or aggressive by others.  Management attempts to use its business and financial accounting judgment in selecting the most appropriate estimate, however, actual amounts could and will differ from those estimates.

(d)  Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  Cash equivalents are carried at cost, which approximates market value.

(e) Property, plant, and equipment

Property and equipment are stated at cost.  Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property.  Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset.  Leasehold improvements are amortized on a straight line basis over the shorter of the lease term or estimated useful life of the asset. Should the Company change its plans with respect to the use and productivity of property and equipment, it may require a change in the useful life of the asset or incur a charge to reflect the difference between the carrying value of the asset and the proceeds expected to be realized upon the asset’s sale or abandonment.  Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized.

(f) Impairment of assets

The Company evaluates fixed assets for impairment if an event or circumstance occurs that triggers an impairment test.  Substantial judgment is necessary in the determination as to whether an event or circumstance has occurred that may trigger an impairment analysis and in the determination of the related cash flows from the asset.  Estimating cash flows related to long-lived assets are a difficult and subjective process that applies historical experience and future business expectations to revenues and related operating costs of assets. Should impairment appear to be necessary, subjective judgment must be applied to estimate the fair value of the asset, for which there may be no ready market, which oftentimes results in the use of discounted cash flow analysis and judgmental selection of discount rates to be used in the discounting process.  If the Company determines an asset has been impaired based on the projected undiscounted cash flows of the related asset or the business unit over the remaining amortization period, and if the cash flow analysis indicates that the carrying amount of an asset exceeds related undiscounted cash flows, the carrying value is reduced to the estimated fair value of the asset or the present value of the expected future cash flows.

(g) Intangible asset

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

(h) Provision for income taxes

The Company accounts for income taxes using the asset and liability method.  Deferred tax liabilities and assets are determined based on temporary differences between the basis of assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary based upon the judgment of management to reduce deferred tax assets to the amount expected to be realized and could be necessary based upon estimates of future profitability and expenditure levels over specific time horizons in particular tax jurisdictions.

(i) Foreign currency translation

Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at year-end rates of exchange and income and expenses are translated at average exchange rates during the year. Adjustments resulting from translating financial statements into U.S. dollars for the years ended June 30, 2006 and 2005 were immaterial and therefore the Company’s financial statements do not reflect any cumulative translation adjustments which would normally be shown as a separate component of other comprehensive income (loss).  Gains and losses from foreign currency transactions are included in net loss.

(j) Research and development costs

Research and development costs are expensed as incurred.

(k) Stock option plan

In accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 123, “Accounting for Stock-Based Compensation,” we have elected to account for our stock-based compensation plans under the intrinsic value method established by Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.”  In accordance with the provisions of APB No. 25, amounts recorded in net income reflect only the amount by which fair market value is greater than the exercise price of the option at the date of grant.  Due to the thinly traded nature of the Company’s stock, the Company uses an average of several days of trades to calculate fair market value. In accordance with SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of SFAS No. 123,” the effect on our net loss per share as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended June 30,		November 4, 2003 (inception) to June 30, 2006
	2006	2005
Net loss, as reported	$ (5,182,376)	$ (357,913)	$ (5,540,729)
Add: Total stock-based compensation recorded, net of tax	3,042,979	-	3,042,979
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects (1)	(4,132,917)	-	(4,132,917)
Pro forma net loss	$ (6,272,314)	$ (357,913)	$ (6,630,667)

Net loss per share:
Basic and diluted, as reported	$ (0.19)	$ (0.01)	$ (0.20)
Basic and diluted pro forma	(0.23)	(0.01)	(0.24)

Weighted-average fair value per share of options granted (1)	$ 3.49	$ N/A	$ 3.49

 ___________________

(1)  See Note 11 to the Consolidated Financial Statements for additional information regarding the computations presented above.

Note 2 - Recently issued accounting standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No.123(R)") requiring the compensation cost relating to share-based payments be recognized over their vesting periods in the income statement based on their estimated fair values. In April 2005, the SEC issued Staff Accounting Bulletin No. 107, "Shared-Based Payment" providing for a phased-in implementation process for SFAS No. 123(R). The Statement will be effective for the Company for the fiscal year beginning July 1, 2006.  The Company expects to record approximately $12.0 million of stock-based compensation over the next four years based upon options outstanding at June 30, 2006.

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires changes to the method of depreciation, amortization, or depletion for long-lived, non-financial assets are accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those which are in a transition phase (such as SFAS No. 123(R)) as of the effective date of SFAS No. 154. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial position, results of operations or cash flows.

In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," which clarifies the accounting for uncertainty in tax positions. FIN 48 requires we recognize in our financial statements the impact of a tax position, if the position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material input on its financial position, results of operation or cash flows.

Note 3 - Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2006	2005
Prepaid insurance	$ 13,158	$ -
Prepaid legal & consulting services	17,781	10,000
Prepaid rent & related deposits	3,243	9,022
Employee advances	4,389	11,796
Other	3,466	-
	$ 42,037	$ 30,818

Note 4 - Property, plant and equipment

Property, plant and equipment consisted of the following:

		As of June 30,
	Estimated useful lives	2006	2005
Furniture and fixtures	2 to 3 years	$ 3,129	$ 2,957
Leasehold improvements	Lease term	2,298	2,297
Computer equipment	3 years	8,689	977
		$ 14,116	$ 6,231
Less: Accumulated depreciation		4,262	302
Net book value		$ 9,854	$ 5,929

Depreciation expense for the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006 was $3,960, $302 and $4,262, respectively.

Note 5 - Intangible asset

The Company’s only intangible asset is a license with the Gas Technology Institute (“GTI”); a U.S. based non-profit research organization, for U-GAS® technology in several world-wide geographic markets, including China, the Appalachian Mountain regions of the United States, India, Pakistan, Australia and the United Kingdom.   This agreement was amended and restated on August 31, 2006.  See Note 13 – “Subsequent Events - License Agreement with GTI.”

		As of June 30, 2006		As of June 30, 2005
	Estimated useful life	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization

Use rights of “U-GAS®”:	10 years	$ 10,000	$ 2,439	$ 10,000	$ 1,439

Amortization expense for the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006 was $1,000, $999 and $2,439, respectively. Based upon the GTI Agreement that existed as of June 30, 2006, the annual estimated amortization expense, related to an intangible asset, for the next five years is $1,000 per year.

Note 6 – Accrued expenses and other payables

The components of the accrued expenses and other payables are as follows:

	As of June 30,
	2006	2005

Reimbursable expenses	$ 87,595	$ 11,929
Technical, engineering and design services	118,143	-
Audit, tax and other consulting	91,269	-
Accrued payroll	24,153	55,000
Other	7,038	47,074

	$ 328,198	$ 114,003

Note 7 - Income taxes

For financial reporting purposes, net loss before income taxes showing domestic and foreign sources was as follows:

	Year ended June 30,
	2006	2005

Domestic	$ (3,396,737)	$ (36,598)
Foreign	(1,785,639)	(321,315)
Net loss	$ (5,182,376)	$ (357,913)

Provision for income taxes

The following is a reconciliation of income taxes at the statutory federal income tax rate of 35% to the income tax provision (benefit) recorded:

	Year ended June 30,
	2006	2005

Net loss	$ (5,182,376)	$ (357,913)
Computed tax benefit at statutory rate	(1,813,832)	(125,270)
Other	1,347	516
Tax on income/(losses) from foreign operations	616,389	112,460
Valuation allowance	1,196,096	12,294
	$ -	$ -

Deferred tax assets (liabilities)

The components of the net deferred asset (liabilities) are as follows:

	Year ended June 30,
	2006	2005
Deferred tax assets:
Net operating loss carry forward	$ 144,999	$ 12,294
Depreciation and amortization	58	-
Accrued professional fees	10,500	-
Stock-based compensation	1,024,501	-
Other accruals	28,332	-
Subtotal	1,208,390	12,294
Valuation allowance	(1,208,390)	(12,294)
Net deferred assets (liabilities)	$ -	$ -

At June 30, 2006 we had approximately $390,107 of federal net operating loss (“NOL”) carry forwards, and $56,412 of China NOL carry forwards. The federal NOL carry forwards have expiration dates through the year 2026. The China NOL carry forwards will expire in 2011.

The Company has established valuation allowances for uncertainties in realizing the benefit of tax losses, and other deferred tax assets in all jurisdictions. Future changes in estimates of taxable income or in tax laws may change the need for the valuation allowance.

Note 8 – Net loss per share data

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Basic loss per share excludes dilution and is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. For the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006, the number of weighted average shares included in the calculation was 27,754,139, 27,180,446 and 27,351,936 respectively.  Stock options are the only potential dilutive share equivalents the Company has outstanding for the periods presented.  No shares related to options were included in diluted earnings per share for the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006 as their effect would have been antidilutive as the Company incurred net loss during those periods.

Note 9 - Commitments and contingencies

Lease commitments

The Company’ occupies approximately 3,000 square feet of leased office space in Houston, Texas, approximately 3,500 square feet of office space in Shanghai, China and small offices in Miami, Florida, and Beijing, China.  Rental expenses incurred under operating leases for the years ended June 30, 2006 and 2005 and for the period from November 4, 2003 (inception) to June 30, 2006 were approximately $27,085, $6,267 and $33,352, respectively. Future minimum lease payments under non-cancelable operating lease (with initial or remaining lease terms in excess of one year) as of June 30, 2006 are as follows:

Year Ending June 30,
2007	$ 8,033
2008	1,501

Total future minimum lease payments	$ 9,534

License agreement

On February 27, 2006, the Company amended its license agreement with the Gas Technology Institute (“GTI”), a U.S. based non-profit research organization, for U-GAS® technology.  Commitments under the amended agreement at June 30, 2006 were as follows:

Year Ending June 30,
2007	$ 60,000
2008	5,000

Total future minimum lease payments	$ 65,000

On August 31, 2006, the Company entered into an Amended and Restated License Agreement with GTI for which the company paid $500,000 in cash and issued 190,500 shares of common stock in lieu of the payments above. (See Note 13 “Subsequent events - License Agreement with GTI”).

Employment agreements

The Company has entered into employment agreements with several of its top management executives which contain specific guaranteed bonuses and/or pay increases based upon certain specific targets.  As of June 30, 2006 none of the specified targets had been met therefore no accrual has been made for these events.

Equity and financing transaction

In March 2005, in connection with a private placement for a maximum of 2,000,000 shares of common stock, (See Note 10 – “Stockholders Equity”) the Company entered into an agreement with Union Charter Capital VII, Inc. (“UCF”) which covered certain capital commitment obligations of UCF and the Company and set forth certain rights of UCF if certain commitment thresholds were met.  UCF met these commitments in connection with the August 2006 private placement of 3,345,715 shares of common stock.  On November 30, 2006, the Company amended and restated its agreement with UCF in its entirety to clarify certain statements in the previous agreement. As amended and restated, UCF is entitled to purchase up to 2,000,000 shares of the Company’s common stock at a purchase price of $2.50 per share on or prior to June 30, 2007.  Upon exercise of this right, UCF may purchase all or a portion of the 2,000,000 shares.  The Company estimates the fir value of these options to be $9.8 million dollars, using a Black Scholes options pricing model.  The following weighted average assumption used were as follows:  risk-free interest rates of 5.10%, dividend rate of 0.00%, expected life of 10 months and expected volatility of 58.66%

Tamborine merger related representations and warranties

Synthesis Energy Systems, Inc., a corporation formed under the laws of the British Virgin Islands (“Synthesis BVI”), and Synthesis Energy Systems, LLC, a West Virginia limited liability company (“Synthesis LLC”), were formed as sister companies in November of 2003 to engage in the business of development and commercialization of the U-GAS® technology.  The founders of SES BVI believed that it was important to be a publicly traded company in order to obtain the capital necessary to engage in this business.  Tamborine Holdings, Inc., a shell company trading on the Pink Sheets (“Tamborine”), a centralized quotation service that collects and publishes market maker quotes for securities traded in the over-the-counter market (the “Pink Sheets”), was receptive to a combination transaction with SES BVI.  As such, on April 18, 2005, pursuant to the terms of an Agreement and Plan of Merger (the “Agreement”), SES Acquisition Corporation, a wholly-owned subsidiary of Tamborine, merged with and into Synthesis Energy Holdings, Inc., a Florida corporation (“Synthesis Florida”), whereby the holders of common stock of Synthesis Florida became shareholders of, and Synthesis Florida became a wholly-owned subsidiary of, Tamborine.  As a condition of the above merger, Synthesis Florida completed a restructuring whereby each of Synthesis BVI and Synthesis LLC became wholly owned subsidiaries of Synthesis Florida.  On April 27, 2005, Tamborine changed its name to “Synthesis Energy Systems, Inc.” and on June 27, 2005, reincorporated in the state of Delaware.  At the time of the merger, there were 100,000,000 shares of Tamborine common stock outstanding, 94,000,000 of which were cancelled in connection with the merger.  The remaining 6,000,000 shares became shares of the Company as the surviving entity as a result of the name change and the reincorporation.  An additional 21,000,000 “restricted” shares were issued as consideration in the merger to former shareholders of Synthesis Florida, all of whom were accredited investors.

Tamborine made numerous representations and warranties in the Agreement, including a representation that all prior offers and sales of its common stock were duly registered or exempt from the registration requirements of the Securities Act or any applicable state securities laws.  As noted above, one of the principal reasons that Synthesis Florida completed the merger was to have access to a public trading market, and Tamborine had represented that its shares were eligible for trading, and in fact were trading, on the Pink Sheets.  The Company’s current management team, which took office beginning in May of 2006, re-examined the facts surrounding the Tamborine issuances prior to the merger and now believes that Tamborine’s representation in the Agreement as to its compliance with federal and state securities laws was incorrect.  Although the Company’s current management has not been able to locate any definitive records regarding the prior issuances of Tamborine, they have been able to determine the following details.

Tamborine was formed in May 2004, and in connection with its formation, issued 100,000,000 shares of its common stock to its three founders, including IFG Investment Services (“IFG”).  The certificates issued to two of the three founders contained the appropriate restrictive legend limiting transfer of the shares as is customary in an unregistered private placement.  However, the certificate issued to IFG for 7,500,000 shares was apparently issued without such restrictive legends.  In June 2004, IFG delivered its certificate to Transfer Online, which thereafter began acting as the transfer agent for Tamborine’s common stock.  Subsequently, on December 2, 2004, IFG sold these shares to Ford Allen, Inc., which is owned by Clifford Grossman.  1,500,000 of these shares were subsequently cancelled by Tamborine.  In January 2005, a broker-dealer diligence form was filed by Tamborine with the Pink Sheets under Rule 15c2-11 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) stating that 6,000,000 shares of Tamborine common stock had been sold in 2004 pursuant to an exemption from registration under Rule 504 of the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s current management team believes that this Rule 15c2-11 form was filed to permit trading of the common stock of Tamborine on the Pink Sheets.  On March 29, 2005, a second Rule 15c2-11 filing was made by Tamborine which stated that there were 7,500,000 freely tradable shares in the “float,” meaning that those shares could be traded on the Pink Sheets, and also stating that 6,000,000 shares had been sold in 2004 to three investors in Texas under Rule 504.

The Company’s current management team believes that 6,000,000 shares of the 7,500,000 shares that were represented to be “freely tradable” in Tamborine’s second 15c2-11 filing, and which remained outstanding after the merger, were not in fact freely tradable when issued.  As noted above, there are no available definitive records, other than the two Rule 15c2-11 filings, regarding the issuance of those shares or the possible exemptions from registration under federal and state securities laws that were used to issue the shares or permit trading of the shares on the Pink Sheets.  IFG has not provided an opinion of counsel confirming that these shares were issued, and subsequently transferred, subject to an available exemption.  Moreover, the representation in the 15c2-11 filing that issuing these shares under Rule 504 permits those shares to become “freely tradable” is likely not correct.  Under Rule 504, any shares sold thereunder are “restricted” shares and may not be sold in the public markets without the use of an exemption from registration.  We believe that IFG may have based its view on an incorrect and outdated interpretation of Rule 504.  This means that resales of these shares by IFG and subsequently Ford Allen, Inc. on the Pink Sheets may have been in violation of applicable securities laws because the shares were in fact restricted.  Trading by subsequent holders may have been in accordance with applicable securities laws based on other available exemptions, but we do not have any documentation to confirm any such conclusions.

The Company is taking a number of steps to deal with these issues and have notified its transfer agent to cease any further transfers of the Company’s common stock without the approval of management.  Additionally, the Company may request that Ford Allen, Inc. surrender its remaining shares of common stock in return for restricted shares and/or for cancellation.  Current Management of the Company has no reason to believe, at this time, that Ford Allen, Inc. will respond to their request.  They also intend to contact all stockholders who purchased shares of common stock in our May 2005 and August 2006 private placements to inform them of these issues and give them the opportunity to have the aggregate purchase price that they paid returned, plus interest.  We are also filing a registration statement on Form SB-2 to (a) cause the Company to become a reporting company under the Exchange Act, which simplifies the use of Rule 144 to trade Company securities for eligible stockholders, provides information that is more complete to stockholders and is a key requirement for listing on a national securities exchange, and (b) register resales of shares held by investors in the private placements noted above, which provides them with an opportunity to dispose of shares using the registration statement without any limitations on volume or concerns about the issues noted above.  Lastly, the Company has filed an updated 15c2-11 filing on August 11, 2006 and intends to file another updated 15c2-11 filing in connection with the filing of the registration statement to provide current and correct information about the Company and the above matters.  Tamborine’s ‘‘promoters’’ or their ‘‘affiliates’’ and their transferees, within the meaning of the Securities Act, both before and after the Merger (as described in “Business–General”), are deemed to be ‘‘underwriters’’ within the meaning of the Securities Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  As such, regardless of technical compliance with Rule 144 under the Act, because Tamborine was a shell company prior to the Merger, Rule 144 will be unavailable to its promoters and affiliates and their transferees.

As noted above, many aspects of these events cannot be corroborated by documentary evidence or otherwise.  In addition, there is not sufficient evidence relating to the trading history of the Company’s common stock to analyze the range of potential damages, if any, arising out of these events.  In fact, the trading price for our stock has generally increased since it began trading on the Pink Sheets, and we have made progress in executing its business plan, so it is possible that these events have not generated significant liabilities.  Of course, federal and state regulatory agencies could also examine these events and commence proceedings against the Company, its officers and directors (former and current) and the other individuals involved.  We do maintain officer and director liability insurance, and would of course utilize that coverage, if it is available under the terms of the policy, in the event any liabilities are assessed against officers and directors. Given the above facts, it is not possible at this time to predict the likelihood that the Company will in fact have any liability arising out of these events or the amount of such liability, if any.  See Note 13 “Subsequent Events – Tamborine Merger Repurchase Offer” for a discussion of the completion of the rescission offer.

Note 10 - Stockholders equity

The authorized capital stock of the Company consists of 100,000,000 shares of common stock.  Prior to the merger transaction between the Company and Synthesis Florida effective on April 18, 2005 as described in Note 1(a), the Company’s total issued and outstanding common stock was 100,000,000 shares.  After the effective date of the merger, 94,000,000 shares of the issued and outstanding common stock of the Company were forfeited, and 21,000,000 shares of the Company were issued to the original shareholders of Synthesis Florida as consideration for the merger.  As a result, 27,000,000 shares of the Company’s common stock were issued and outstanding on the effective date of the merger.

Subsequent to the merger, the Company offered for private placement a maximum of 2,000,000 shares of its common stock at a price of $2.50 per share for a maximum aggregate amount of $5,000,000 to certain accredited investors in 2005.  The offering was fully subscribed and, after deducting for legal and other related expenses, net proceeds of $4,872,100 were received by the Company.  The difference between the offered price and the Company’s par value is recorded under “additional paid-in capital”.  As a result, 29,000,000 shares of the Company’s common stock were issued and outstanding after the close of the private placement.

As part of the reincorporation of the Company from Mississippi to Delaware as described in Note 1(a),  the par value of the Company’s common stock was converted from $0.001 per share to $0.01 per share, with the total number of outstanding shares remaining unchanged.  The “capital stock” amount and the “additional paid-in capital” amount in the accompanying financial statements, including the prior period comparative figures, have been reclassified and recapitalized to reflect such par value change, with nil net impact on stockholders’ equity.

During the year ended June 30, 2006, two of the founding shareholders of the Company elected to take lesser roles in the day-to-day operation of the Company and agreed to surrender a total of 4,352,500 shares of the Company’s common stock which were initially issued in the merger.  As a result, the issued and outstanding shares of the Company were reduced from 29,000,000 shares to 24,647,500 shares.  The “capital stock” amount and the “additional paid-in capital” amount in the accompanying financial statements have been reclassified and recapitalized to reflect such reduction in the number of issued and outstanding shares, with no net impact on stockholders’ equity.

Note 11 – Accounting for stock-based compensation

Under our 2005 SES 2005 Incentive Plan we may grant (a) non-qualified stock options to our employees, directors and eligible consultants, (b) incentive stock options to employees only in accordance with the terms and conditions of the plan or (c) restricted stock.  The total number of shares of common stock that may be subject to the granting of incentive awards under the plan is 15% of the Company’s issued and outstanding shares on the last day of each calendar quarter preceding a grant. (See Note 13 “Subsequent Events – Amendment to the 2005 Incentive Plan”).  The plan options vest up to five years and expire five years from the grant date.

The following is a summary of the status of our 2005 Incentive Plan at June 30, 2006 and 2005, and changes during the years then ended:

	2006		2005		November 4, 2003 (inception) to June 30, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding beginning of year		$ -		$ -	-	$ -
Granted	5,000,000	2.97	-	-	5,000,000	2.97
Exercised	-	-	-	-	-	-
Forfeited or canceled	197,500	2.91	-	-	197,500	2.91
Outstanding, end of year	4,802,500	2.97	-	-	4,802,500	2.97
Exercisable, end of year	1,015,000	$ 2.96	-	-	1,015,000	$ 2.96

Weighted average grant-date fair value of options granted		$ 3.49		$ -		$ 3.49

The following table summarizes information about our outstanding stock options at June 30, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$2.50 to $3.00	4,802,500	4.9	$ 2.97	1,015,000	$ 2.96

For purposes of the pro forma disclosures in Note 1(k), under SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants during the years ended June 30, 2006 and 2005 and the period for November 4, 2003 (inception) to June 30, 2006, respectively:  risk-free interest rates of 4.96%, 0.00% and 4.96%; dividend rates of $0, $0 and $0; expected lives of 3.50, 0.00 and 3.50 years; expected volatility of 67.6%, 0.00% and 67.6%.

The Black-Scholes option pricing model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of, and are highly sensitive to, subjective assumptions including the expected stock price volatility. Our employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

Note 12 - Related party transactions

Companies are considered to be related if a company has the ability, directly or indirectly, to control a second company or exercise significant influence over a second company in making financial and operating decisions.  Companies are also considered to be related if they are subject to common control or common significant influence.  There was no material related party transactions during the year ended June 30, 2006.

On December 27, 2004, a shareholder advanced $1,050,000 to the Company at an interest rate of approximately 1.6% per annum.  The advance was repaid with interest expense, approximately $2,290 on February 17, 2005.  Since the net amount is zero these amounts are not shown on the Company’s Statement of Cash Flows for the year ended June 30, 2005.

In 2005, loans from shareholders in the amount of $11,000 were converted into paid-in-capital upon the Agreement of Forgiveness of loan signed on April 18, 2005.

Note 13 - Subsequent events

Joint Venture Project in China

On July 6, 2006, one of the Company’s wholly-owned subsidiaries, Synthesis Energy Systems Investments, Inc., entered into a cooperative joint venture contract with Shandong Hai Hua Coal & Chemical Company Ltd. (“Hai Hua”) which established Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd. (“SES Zaozhuang”), a joint venture company that has the primary purpose of developing, constructing and operating a synthesis gas production plant utilizing the U-GAS® technology.  Pursuant to the terms of the contract, in exchange for their respective ownership shares in SES Zaozhuang, SES Investments will contribute capital, and Hai Hua will contribute land use rights, storage facilities and certain other management services to the Company.  Hai Hua will buy synthesis gas from the joint venture company at a specified contract amount.   The contract has a term of fifty years, subject to earlier termination if either SES Zaohuang files for bankruptcy or becomes insolvent or if the tolling contract between SES Zaozhuang and Hai Hua (discussed in more detail below) is terminated.  Hai Hua has also agreed that the License Agreement is the sole property of SES Investments and its affiliated entities and that it will not compete with SES Investments, or its affiliated entities, with respect to fluidized bed gasification technology for the term of the contract.

The Company is currently estimating that it will contribute approximately $9.1 million as equity into the newly formed joint venture company.  Construction of the plant is expected to be completed in the second half of the calendar year 2007.  The Company and Hai Hua have received government approvals for the establishment of the joint venture company.  As of September 30, 2006 the Company had paid $232,279 to equipment suppliers for downpayments on equipment to be built for the Hai Hua project.

On October 22, 2006, SES Zaozhuang entered into purchase and sale contract with Hai Hua pursuant to which Hai Hua will buy, once the plant is completed, synthesis gas from SES Zaozhuang at a specified contract amount.  Pursuant to the terms of the contract, Hai Hua will pay a tolling fee based upon the available gasification capacity and an energy charge based upon the actual syngas consumed.  Hai Hua is obligated to pay the tolling fee regardless of whether they use the gasification capacity.  If SES Zaozhuang produces more syngas than the capacity that Hai Hua is required to purchase under the contract, Hai Hua shall have a right of first refusal to purchase such excess amount.  The agreement terminates twenty years from the date the plant becomes operational.

On February 12, 2007 the Company and Hai Hua amended their joint venture agreement whereby, Hai Hua was required to contribute approximately $480,000 in cash to the joint venture in addition to the land use rights, storage facilities and certain other management services.

License Agreement with GTI

On August 31, 2006, the Company entered into an Amended and Restated License Agreement with GTI for which the Company paid $500,000 in cash and issued 190,500 shares of common stock. Pursuant to the Amended and Restated License Agreement between the Company and GTI (the “License Agreement”), the Company has an exclusive license to manufacture, make, use and sell U-GAS® systems using the technology of GTI worldwide as to coal gasification, biomass blends up to 40% biomass, systems and non-exclusive license to manufacture, make, use and sell 40% biomass and coal mixture gasification systems.  The License Agreement has an initial term of ten years, but may be extended for two additional ten years terms (total of 30 years) at the option of the Company.   This agreement also outlines certain restrictive covenants relating to competing, gasification technologies. Additionally, for each U-GAS® unit for which the Company licenses, designs, builds or operates which uses coal, or a coal and biomass mixture, as the feed stock, the Company must pay a royalty and must also provide GTI with a copy of each contract that the Company enters into relating to a U-GAS® system and report to GTI with their progress on development of the technology every six months.  A failure to comply with any of the above requirements could result in the termination of the License Agreement by GTI.

In addition, the Company is required to (i) have a contract for the sale of a U-GAS® system with a customer in the territory covered by the License Agreement no later than August 31, 2007, (ii) fabricate and put into operation at least one U-GAS® system within the territory covered by the License Agreement by July 31, 2008 and (iii) fabricate and put into operation at least one U-GAS® system within the territory covered by the License Agreement for each calendar year of the License Agreement, beginning with the calendar year 2009.  The Company is required to disclose to GTI any improvements related to the U-GAS® system which are developed and implemented by the Company and the manner of using and applying such improvements.  Failure to satisfy the requirements as to these milestones could lead to the revocation of the license by GTI; provided, however, that GTI is required to give a twelve-month notice of termination and the Company is able to cure the default and continue the Agreement prior to the expiration of such time period.

Without the prior written consent of GTI, the Company has no right to sublicense any U-GAS® system other than to customers for which the Company has constructed a U-GAS® system. For a period of ten years, the Company is restricted from disclosing any confidential information (as defined in the license) to any person other than employees of its affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the license.  The Company further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that it receives.

Amendment to the 2005 Incentive Plan

Effective August 5, 2006, the Company’s amended and restated its 2005 Incentive Plan. The Amended and Restated 2005 Incentive Plan (the “Plan”) increases the number of shares reserved under the plan to 6,000,000 shares of common stock.  The Company’s Board of Directors adopted the Plan as amended and restated on August 5, 2006 and shareholder approval was obtained at the Annual Meeting of Stockholders on September 25, 2006.

Issuance of Common Stock

In August 2006, the Company received approximately $16,000,000 and issued 3,345,715 shares of common stock in a round of private placement financing which closed on November 30, 2006.

Amendment to the Union Charter Agreement

On November 30, 2006, the Company amended and restated its agreement with UCF in its entirety to clarify certain statements in the previous agreement.  As amended and restated, UCF is entitled to purchase up to 2,000,000 shares of the Company’s common stock at a purchase price of $2.50 per share on or prior to June 30, 2007.  Upon exercise of this right, UCF may purchase all or a portion of the 2,000,000 shares.  The Company estimates the fair value of these options to be $9.8 million dollars, using a Black Scholes options pricing model.  The weighted average assumptions used were as follows:  risk-free interest rates of 5.10%, dividend rate of 0.00%, expected life of 10 months and expected volatility of 58.66%.

Amendment to the Merger Agreement

On December 29, 2006, the Company amended the Agreement for the sole purpose of correcting the number of shares of common stock issued in the merger with Tamborine.  The Agreement stated that 21,050,000 shares were issued when in actuality only 21,000,000 shares were issued.

Tamborine Merger Related Repurchase Offer

In March 0f 2007, the Company contacted all stockholders who purchased shares of common stock in the Company’s May 2005 and August 2006 private placements to inform them of the issues discussed in Note 10 “Stockholders equity – Tamborine Merger Related Representation and Warranties, above, and gave them the opportunity to have the aggregate purchase price that they paid returned, plus interest.  The offer period expired on March 20, 2007, and none of the stockholders elected to accept the offer.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Condensed Consolidated Balance Sheets
	December 31, 2006	June 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$ 15,470,097	$ 3,154,096
Prepaid expenses and other currents assets	136,096	42,037
Total current assets	15,606,193	3,196,133
Property, plant and equipment, net	202,858	9,854
Construction-in-progress	405,137	-
Project prepayment	657,078	-
Intangible asset, net	1,820,875	7,561
Total assets	$ 18,692,141	$ 3,213,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables	$ 445,009	$ 328,198
Total liabilities	445,009	328,198
Stockholders’ Equity:
Common stock, $0.01 par value: 100,000,000 shares authorized: 28,183,715 and 24,647,500 shares issued and outstanding	281,837	246,475
Additional paid-in capital	29,422,810	8,179,604
Deficit accumulated during development stage	(11,469,461)	(5,540,729)
Accumulated other comprehensive income	11,946	-
Total stockholders’ equity	18,247,132	2,885,350
Commitments and contingencies	-	-
Total liabilities and stockholders’ equity	$ 18,692,141	$ 3,213,548

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Unaudited Condensed Consolidated Statements of Operations
	Six Months Ended December 31,		November 4, 2003 (Inception) to December 31, 2006
	2006	2005

Net Sales	$ -	$ -	$ -
Costs of goods sold	-	-	-
Gross profit	-	-	-
General and administrative expenses and other expenses:
General and administrative expenses	(1,770,034)	(314,929)	(3,031,166)
Stock-based compensation	(3,742,405)	(392,323)	(6,785,384)
Project development costs	(539,836)	(303,792)	(1,455,397)
Technical development	(174,956)	(151,242)	(636,192)
Operating loss	$ (6,227,231)	$ (1,162,286)	$ (11,908,139)

Non-operating income
Interest income	298,499	57,719	441,118
Interest expense	-	-	(2,440)
Net loss before income tax benefit	(5,928,732)	(1,104,567)	(11,469,461)

Income tax benefit	-	-	-
Net loss	$ (5,928,732)	$ (1,104,567)	$ (11,469,461)

Net loss per share:
Basic and diluted	$ (0.22)	$ (0.04)	$ (0.42)

Weighted average common shares outstanding:
Basic and diluted shares	27,272,018	28,881,444	27,315,228
See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended December 31,
	2006	2005

Net Sales	$ -	$ -
Costs of goods sold	-	-
Gross profit	-	-
General and administrative expenses and other expenses:
General and administrative expenses	(1,042,828)	(203,281)
Stock-based compensation	(1,962,860)	(392,323)
Project development costs	(164,004)	(201,087)
Technical development	(26,349)	(67,528)
Operating loss	$ (3,196,041)	$ (864,219)

Non-operating income
Interest income	202,376	31,741
Interest expense	-	-
Net loss before income tax benefit	(2,993,665)	(832,478)

Income tax benefit	-	-
Net loss	$ (2,993,665)	$ (832,478)

Net loss per share:
Basic and diluted	$ (0.11)	$ (0.02)

Weighted average common shares outstanding:
Basic and diluted shares	28,183,715	29,000,000
See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Unaudited Condensed Consolidated Statement of Stockholders’ Equity
	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance at June 30, 2006	24,647,500	$ 246,475	$ 8,179,604	$ (5,540,729)	$ -	$ 2,885,350
Net loss for the period	-	-	-	(5,928,732)	-	(5,928,732)
Currency translation adjustment	-	-	-	-	11,946	11,946
Net proceeds from private placement offering	3,345,715	33,457	16,126,343	-	-	16,159,800
Stock-based compensation	-	-	3,742,405	-	-	3,742,405
Shares issued for amended GTI license	190,500	1,905	1,374,458	-	-	1,376,363
Balance at December 31, 2006	28,183,715	$ 281,837	$ 29,422,810	$ (11,469,461)	$ 11,946	$ 18,247,132
See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Unaudited Condensed Consolidated Statements of Cash Flows
	Six Months Ended December 31,		November 4, 2003 (Inception) to December 31, 2006
	2006	2005

Cash flows from operating activities:
Net loss	$ (5,928,732)	$ (1,104,567)	$ (11,469,461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	3,742,405	392,323	6,785,384
Depreciation of property, plant and equipment	15,084	1,732	19,346
Loss on disposal of property, plant and equipment	2,159	-	2,159
Amortization of intangible assets	63,049	504	65,488
Increase in prepaid expenses and other current assets	(94,059)	(181,768)	(136,096)
Increase (decrease) in accrued expenses and other payables	116,811	96,089	445,009
Net cash used in operating activities	$ (2,083,283)	$ (795,687)	(4,288,171)

Cash flows from investing activities:
Capital expenditures	(615,384)	(5,225)	(639,500)
Amendment of GTI license rights	(500,000)	-	(500,000)
Project prepayment	(657,078)	-	(657,078)
Net cash used in investing activities	$ (1,772,462)	$ (5,225)	$ (1,796,578)

Cash flows from financing activities:
Proceeds from issuance of common stock	16,159,800	2,387,990	21,531,900
Loans from (repayments to) stockholders	-	(1,150)	11,000
Net cash provided by financing activities	$ 16,159,800	$ 2,386,840	$ 21,542,900
Net increase in cash	12,304,055	1,585,928	15,458,151
Cash, beginning of the period	3,154,096	2,706,602	-
Effect of exchange rates on cash	11,946	-	11,946
Cash, end of the period	$ 15,470,097	$ 4,292,530	$ 15,470,097

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Notes to the Unaudited Condensed Consolidated Financial Statements

For the three and six months ended December 31, 2006 and 2005

Note 1 – Summary of Significant Accounting Policies

(a) Organization and description of business

Synthesis Energy Systems, Inc. (“the Company”) is an emerging development stage technology company involved in the global development and commercialization of gasification technology.  Its principal asset is a license with the Gas Technology Institute (“GTI”), a U.S. based non-profit research organization, for U-GAS® technology.  The Company’s strategy is to commercialize GTI’s technology with the initial focus on development in Shanghai, China.  The Company’s headquarters is located in Houston, Texas.

(b) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are in US dollars and include Synthesis Energy Systems, Inc. and all of its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.  The Company has reclassified certain prior year amounts to conform to the current year presentation.  The Company is currently in development stage and has not generated any operating revenue to date.

The accompanying unaudited consolidated financial statements for the three and six month periods ended December 31, 2006 and 2005 and the period from November 4, 2003 (inception) to December 31, 2006 have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The company believes that the disclosures provided are adequate to make the information presented not misleading.

These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006.

The results of the three and six month periods ended December 31, 2006 are not necessarily indicative of the results of operations to be expected for the twelve-month period ending June 30, 2007.

(c) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes.  Management considers many factors in selecting appropriate operational and financial accounting policies and controls, and in developing the assumptions that are used in the preparation of these financial statements.  Management must apply significant judgment in this process.  Among the factors, but not fully inclusive of all factors that may be considered by management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States of America; management’s understanding of the Company’s business – both historical results and expected future results; the extent to which operational controls exist that provide high degrees of assurance that all desired information to assist in the estimation is available and reliable or whether there is greater uncertainty in the information that is available upon which to base the estimate; expectations of the future performance of the economy, both domestically, and globally, within various areas that serve the Company’s principal customers and suppliers of good and services; expected rates of exchange, sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends.  The estimation process often times may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that lies within that range of reasonable estimates based upon the quantity, quality and risks associated with the variability that might be expected from the future outcome and the factors considered in developing the estimate.  This estimation process may result in the selection of estimates which could be viewed as conservative or aggressive by others.  Management attempts to use is business and financial accounting judgment in selecting the most appropriate estimate, however, actual amounts could and will differ from those estimates.

(d) New accounting pronouncements

On July 1, 2006, the Company adopted SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154).  SFAS 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle.  The adoption of SFAS 154 did not have an impact on the Company’s results of operations or its financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), effective for fiscal years ending after November 15, 2006.  SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement for the purpose of a materiality assessment.  The adoption did not have an effect on the Company’s financial statements.

On September 15, 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is required to adopt the provisions of SFAS 157, as applicable, as of January 1, 2008.  The Company is currently evaluating this standard but has not yet determined the impact, if any, this adoption will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statements No. 115” (SFAS 159).  SFAS 159 permits the Company to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”).  The Company would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period.  This accounting standard is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  The Company is evaluating the effect of adoption of this new standard on its financial position, results of operations and cash flows.

Note 2 – Accounting for stock-based compensation

Under our 2005 SES 2005 Incentive Plan, we may grant (a) non-qualified stock options to our employees, directors and eligible consultants, (b) Incentive Stock options to employees only in accordance with the terms and conditions of the plan or (c) restricted stock.  The total number of shares of common Stock that may be subject to the granting of incentive awards under the plan is 15% of the Company’s issued and outstanding shares on the last day of each calendar quarter preceding a grant.  The plan options vest up to five years and expire five years from the grant date.

Prior to July 1, 2006, we accounted for our stock option and stock-based compensation plans using the intrinsic-value method outlined by Accounting Principles Board (“APB”) Opinion No. 25. Accordingly, we computed compensation cost for each employee stock option granted as the amount by which the fair market value was greater than the exerciser price of the option at the date of grant.  Due to the thinly traded nature of the Company’s stock, the Company uses an average of several days of trades to calculate fair market value.  The amount of compensation cost was expensed over the vesting period. During the year ended June 30, 2006 the Company recognized $3,042,979 of stock-based compensation.

Effective July 1, 2006, we adopted the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” and elected to use the modified prospective transition method. Under this method, compensation cost recognized for the three months ended  December 31, 2006, includes the applicable amounts of: (a) compensation cost of all stock-based awards granted prior to, but not yet vested, as of  June 30, 2006 based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in pro forma footnote disclosures, and (b) compensation cost for all stock-based awards granted subsequent to  June 30, 2006  (based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R)). Results for prior periods have not been restated.

SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows,” to require reporting of tax benefits as a financing cash flow, rather than as a reduction of taxes paid. These tax benefits result from tax deductions in excess of the compensation expense recognized for options exercised. Prior to the adoption of SFAS No. 123R, no stock options were exercised.

On March 29, 2005, the SEC issued Staff Accounting Bulletin (“SAB”) 107 to address certain issues related to SFAS No. 123R. SAB 107 provides guidance on transition methods, valuation methods, income tax effects and other share-based payment topics, and we had also applied this guidance in our adoption of SFAS No. 123R.

On November 10, 2005, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position (“FSP”) No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“FSP 123R-3”). FSP 123R-3 provides for an alternative transition method for establishing the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R. We have elected to adopt this alternative transition method, otherwise known as the “simplified method,” in establishing our beginning APIC pool at July 1, 2006

Effect of Adopting SFAS No. 123(R)

The following is the effect of adopting SFAS No. 123(R) as of July 1, 2006:

	Six Months Ended December 31, 2006	Three Months Ended December 31, 2006
Stock-based compensation	$ 3,742,405	$ 1,962,860
Related deferred income tax benefit	-	-

Decrease in basic and diluted earnings per share	$ (0.14)	$ (0.07)

The amounts above relate to the impact of recognizing compensation expense related to stock options.

The Company recognizes expense for our stock-based compensation over the vesting period, which represents the period in which an employee is required to provide service in exchange for the award and recognizes compensation expense for stock-based awards immediately if the award has immediate vesting.

Prior Period Pro Forma Presentation

Under the modified prospective application method, results for prior periods have not been restated to reflect the effects of implementing SFAS No, 123 (R). The following pro forma information, as required by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123” is presented for comparative purposes and illustrates the pro forma effect on net loss per share for the period presented as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation prior to July 1, 2006:

	Six Months Ended December 31, 2005	Three Months Ended December 31, 2005
Net loss, as reported	$ (1,104,567)	$ (832,478)
Add: total stock-based compensation recorded, net of tax	$ 392,323	$ 392,323
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	$ -	$ -
Pro forma net loss	$ (712,244)	$ (440,155)

Net loss per share:
Basic and diluted as reported	$ (0.03)	$ (0.02)
Basic and diluted pro forma	$ (0.03)	$ (0.02)

Assumptions

The fair values for the significant stock-based awards granted during the three months ended December 31, 2006 were estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions.  No stock-based awards were issued during the three months ended December 31, 2005.

Three Months Ended December 31, 2006
Risk-free rate of return	4.71%
Expected life of award	3.5 years
Expected dividend yield	0.00%
Expected volatility of stock	66.31%
Weighted-average fair value	$2.67

The expected volatility of stock assumption was derived by referring to changes in the historical volatility of comparable companies. Forfeiture rates are estimated due to a lack of historical forfeiture data.

In accordance with SAB 107, we used the “simplified” method for “plain vanilla” options to estimate the expected term of options granted during 2006.

Stock-based award activity during the three months ended December 31, 2006 was as follows (aggregate intrinsic value in millions):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2006	5,142,500	$ 3.10	4.4	$ 15.1
Granted	225,000	$ 6.27	5.0	$ 0.6
Exercised	-	-	-	-
Canceled	-	-	-	-

Outstanding at December 31, 2006	5,367,500	$ 3.24	4.4	$ 15.7

As of December 31, 2006, approximately $11.8 million of estimated expense with respect to non-vested stock-based awards has yet to be recognized and will be recognized in expense over the employee’s remaining weighted average service period of approximately 4.4 years.  As of December 31, 2006, 1,187,500 of the above options were exercisable.

The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2,50 to $3.00	4,962,500	4.4	$ 2.97	1,109,500	$ 2.94
$3.01 to $7.00	405,000	4.8	$ 6.45	78,000	$ 6.43
Total	5,367,500			1,187,500

Stock-based award activity for non-vested awards during the three months ended December 31, 2006 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at September 30, 2006	$ 4,059,500	$ 2.85
Granted	225,000	2.67
Vested	(104,500)	3.71
Canceled	-	-

Non-vested at December 31, 2006	$ 4,180,000	$ 2.82

Note 3 - Intangible asset

The Company’s only intangible asset is a license with the Gas Technology Institute (“GTI”), a U.S. based non-profit research organization, for U-GAS® technology.

On August 31, 2006, the Company entered into an Amended and Restated License Agreement with GTI. Pursuant to the Amended and Restated License Agreement between the Company and GTI (the “License Agreement”), the Company has an exclusive license to manufacture, make, use and sell U-GAS® systems using the technology of GTI worldwide as to coal gasification, biomass blends up to 40% biomass, systems and non-exclusive license to manufacture, make, use and sell 40% biomass and coal mixture gasification systems.  The License Agreement has an initial term of ten years, but may be extended for two additional ten-year terms (total of 30 years) at the option of the Company.

As consideration for the license, the Company paid $500,000, and issued 190,500 shares of restricted stock to GTI. Due to the thinly traded nature of the Company’s stock, the Company determined the fair value of the 190,500 shares of restricted stock by using an average of actual trades (5 trading days prior to August 31, 2006 and 5 trading days after August 31, 2006) of the Company’s stock on www.pinksheets.com.  As a part of the agreement the Company is restricted from offering a competing gasification technology within any market covered by the License Agreement. Additionally, for each U-GAS® unit for which the Company licenses, designs, builds or operates which uses coal, or a coal and biomass mixture as the feed stock, the Company must pay a royalty and must also provide GTI with a copy of each contract that the Company enters into relating to a U-GAS® system and report to GTI with their progress on development of the technology every six months.  A failure to comply with any of the above requirements could result in the termination of the License Agreement by GTI.

In addition, the Company is required to (i) have a contract for the sale of a U-GAS® system with a customer in the territory covered by the License Agreement no later than August 31, 2007, (ii) fabricate and put into operation at least one U-GAS® system within the territory covered by the License Agreement by July 31, 2008 and (iii) fabricate and put into operation at least one U-GAS® system for each calendar year of the License Agreement, beginning with the calendar year 2009.  The Company is required to disclose to GTI any improvements related to the U-GAS® system which are developed and implemented by the Company and the manner of using and applying such improvements.  Failure to satisfy the requirements as to these milestones could lead to the revocation of the license by GTI; provided, however, that GTI is required to give a twelve-month notice of termination and the Company is able to cure the default and continue the Agreement prior to the expiration of such time period.

Without the prior written consent of GTI, the Company has no right to sublicense any U-GAS® system other than to customers for which the Company has constructed a U-GAS® system. For a period of ten years, the Company is restricted from disclosing any confidential information (as defined in the license) to any person other than employees of its affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the license.  The Company further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that it receives.

		As of December 31, 2006		As of December 31, 2005
	Estimated useful life	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization

Use rights of “U-GAS®”:	10 years	$ 1,886,363	$ 65,488	$ 10,000	$ 1,943

Amortization expense for the three months ended December 31, 2006 and 2005 and the period from November 4, 2003 (inception) to December 31, 2006 was $47,161, $252 and $65,488, respectively.

Note 4 - Income taxes

Income taxes are recorded utilizing an asset and liability approach.  This method gives consideration to the future tax consequences associated with the differences between the financial accounting basis and tax basis of the assets and liabilities, and the ultimate realization of any deferred tax asset resulting from such differences.

Note 5 - Net loss per share data

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Basic loss per share excludes dilution and is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period.  Stock options are the only potential dilutive share equivalents the Company has outstanding for the periods presented.  No shares related to options were included in diluted earnings per share for the three and six months ended December 31, 2006 and 2005 and the period from November 4, 2003 (inception) to December 31, 2006 as their effect would have been antidilutive as the Company incurred net losses during those periods.

Note 6 – Commitments and contingencies

In March 2005, in connection with a private placement for a maximum of 2,000,000 shares of common stock, the Company entered into an agreement with Union Charter Capital VII. Inc. (“UCF”) which covered certain capital commitment obligations of UCF and the Company and set forth certain rights of UCF if certain commitment thresholds were met.  UCF met these commitments in connection with the August 2006 private placement of 3,345,715 shares of common stock.

On November 30, 2006, the Company amended and restated its agreement with UCF in its entirety to clarify certain statements in the previous agreement.  As amended and restated, UCF is entitled to purchase up to 2,000,000 shares of the Company’s common stock at a purchase price of $2.50 per share on or prior to June 30, 2007.  Upon exercise of this right, UCF may purchase all or a portion of the 2,000,000 shares.  The Company estimates the fair value of these options to be $9.8 million dollars, using a Black Scholes options pricing model.  The following weighted average assumptions used were as follows:  risk-free interest rates of 5.10%, dividend rate of 0.00%, expected life of 10 months and expected volatility of 58.66%.

Note 7 – Subsequent events

Amendment to Joint Venture Agreement

On February 12, 2007 the Company and Hai Hua amended their joint venture agreement whereby, Hai Hua was required to contribute approximately $480,000 in cash to the joint venture in addition to the land use rights, storage facilities and certain other management services.

Financing of the Joint Venture Project in China

On March 22, 2007 the Company entered into a seven year loan agreement and received approximately $12 million of loan proceeds pursuant to the terms of a Fixed Asset Loan Contract with the Industrial and Commercial Bank of China (“ICBC”) to complete the project financing of the Joint Venture.  Additionally during March 2007, the Company funded the final portion of its $9.1 million equity contribution and fully funded a $3.3 million intercompany loan to the Joint Venture. Key terms of the Fixed Asset Loan Contract with ICBC are as follows:

•

Term of the loan is 7 years from the commencement date (March 22, 2007) of the loan.

•

Interest for the first year is 7.11% to be adjusted annually based upon the standard rate announced each year by the People’s Bank of China.  Interest is payable monthly on the 20th day of each month.

•

Principal payments of approximately $1.0 million are due in March and September of each year beginning on September 22, 2008 and end on March 21, 2014.

•

Hai Hua is a guarantor on the loan.

•

The Project assets are pledged as collateral on the loan.

•

The Company agreed to covenants that, among other things, prohibit pre-payment without the consent of ICBC and permit ICBC to be involved in the review and inspection of the Project.

•

The loan is subject to customary events of default which, should one or more of them occur and be continuing, would permit ICBC to declare all amounts owing under the contract to be due and payable immediately.

Additionally, on March 20, 2007, the Joint Venture entered into and funded a Shareholder’s Loan Agreement with Synthesis Investments for a loan of approximately $3.3 million (the “Shareholder Loan”).  The Shareholder Loan bears interest per annum at a rate of 1-Year LIBOR plus 0.6% and is due and payable on the date which is 720 days after the ICBC loan described above is paid in full.  The shareholder Loan is unsecured and is subordinated to the above described ICBC loan, and any other subsequent ICBC loans.  The Joint Venture may not prepay the Shareholder Loan until the ICBC loan is either paid in full or is fully replaced by another loan.  Proceeds of the Shareholder Loan may only be used for the purpose of developing, constructing, owning, operating and managing the Project.

Tamborine Merger Related Repurchase Offer

In March of 2007, the Company contacted all stockholders who purchased shares of common stock in its May 2005 and August 2006 private placements to inform them of the Tamborine Merger related issues and gave them the opportunity to have the aggregate purchase price that they paid returned, plus interest.  The offer period expired on March 20, 2007, and none of the stockholders elected to accept the offer.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officer

Delaware Law

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:

•

for any breach of the director’s duty of loyalty to we or its stockholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•

for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our amended and restated bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting  indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our amended and restated bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our amended and restated bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our amended and restated bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our amended and restated bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions.  All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission registration fee	$ 4,922
Accounting fees and expenses	$ 165,000
Legal fees and expenses	$ 75,000
Printing and engraving expenses	$ 30,000
Miscellaneous	$ 10,000
Total	$ 284,922

Item 26.

Recent Sale of Unregistered Securities

In May of 2005, we issued 2,000,000 shares of common stock to 23 accredited investors in a private placement. The aggregate consideration paid for such shares was approximately $5 million. All the shares of common stock were offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.

In August of 2006, we issued 3,345,715 shares of common stock to 4 accredited investors in a private placement. The aggregate consideration paid for such shares was approximately $18 million. All the shares of common stock were offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.  Union Charter Financial acted as the sole and exclusive placement agent for the private placement and received a fee of $1.4 million, or 8% of the total offering amount, plus expenses.  The offering terminated on November 30, 2006.

Item 27.

Index to Exhibits.

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
3.2**	Amended and Restated Bylaws of the Company
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
5.1

Opinion of Porter & Hedges, L.L.P., with respect to legality of the securities, including consent (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.1**

Amended and Restated Agreement and Plan of Merger among Tamborine Holdings, Inc., SES Acquisition Corporation, Synthesis Energy Holdings, Inc. and the shareholders of Synthesis Energy Holdings, Inc. dated April 4, 2005.

10.2

First Amendment to the Amended and Restated Agreement and Plan of Merger by and among the Company, SES Acquisition Corporation, Synthesis Energy Holdings, Inc., and the shareholders listed on the signature page thereto dated December 29, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.3*

Amended and Restated License Agreement by and between Synthesis Energy Systems, Inc. and Gas Technology Institute dated August 31, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.4

Cooperative Joint Venture Contract of SES (Zaozhuang) New Gas Company Ltd. between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems Investments, Inc. dated July 6, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.5

Amendment to Cooperative Joint Venture Contract of SES (Zaozhuang) New Gas Company Ltd. between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems Investments, Inc. dated November 8, 2006 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.6*

Contract for Synthesis Gas Purchase and Sales by and between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd. dated October 22, 2006 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.7**+	Employment Agreement between the Company and Timothy E. Vail dated May 30, 2006.
10.8+

Amendment to Employment Agreement between the Company and Timothy E. Vail dated November 15, 2006 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.9+

Employment Agreement between the Company and David Eichinger dated May 30, 2006 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.10+

Amended and Restated Employment Agreement between the Company and Donald P. Bunnell dated July 14, 2006 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.11+

Consulting Agreement between the Company and Lorenzo Lamadrid dated May 30, 2006 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.12+	Amended and Restated 2005 Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
10.13+

Form of Nonstatutory Stock Option Agreement (four year vesting) (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.14+

Form of Nonstatutory Stock Option Agreement (five year vesting) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.15**	Shareholder’s Loan Agreement by and between Synthesis Energy Systems Investments, Inc. and Synthesis Energy Systems (Zaozhuang) dated March 20, 2007.
10.16**	Fixed Assets Loan Contract between Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd. and Industrial and Commercial Bank of China dated March 27, 2007.
16.1**	Letter from KPMG Huazhen regarding change in certifying accountants.
10.15

Amended and Restated Commitment Agreement dated November 30, 2006 between the Company and Union Charter Capital VII, Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
23.2**	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

*

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission and this exhibit has been filed separately with the Securities and Exchange Commission in connection with such request.

**

Filed herewith

+

Management contract or compensatory plan or arrangement

Item 28.

Undertakings

(a)

The undersigned registrant will:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of such securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(d)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement of Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNTHESIS ENERGY SYSTEMS, INC.

Date: March 30, 2007	By:	/s/ Timothy E. Vail
Timothy E. Vail, President
and Chief Executive Officer

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity In Which Signed	Date
/s/ Timothy E. Vail	President and Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2007
Timothy E. Vail
*	Chief Financial Officer and Senior Vice President of Corporate Development (Principal Financial Officer)	March 30, 2007
David Eichinger
*	Corporate Controller and Secretary (Principal Accounting Officer)	March 30, 2007
Carol Pearson
*	President, Chief Executive Officer – Asia Pacific and Director	March 30, 2007
Donald Bunnell
*	Director	March 30, 2007
Lorenzo Lamadrid
*	Director	March 30, 2007
Michael Storey
*	Director	March 30, 2007
Denis Slavich
*	Director	March 30, 2007
Harry Rubin
* /s/ Timothy E. Vail		March 30, 2007
Timothy E. Vail	as Attorney-in-Fact

Appendix A

GLOSSARY OF TERMS

The following is a description of the meanings of some of the industry terms used and not otherwise defined in this Form SB-2.

Agglomerates.  To form or collect into a rounded mass.

Bar.  A unit of pressure measurement equal to 100,000 pascals.

Biomass.  Living and recently living biological material that can be used as fuel or for industrial production.

Bituminous coal.  A relatively hard coal containing a tar-like substance called bitumen.

Btu.  A British Thermal Unit, which is a unit of measurement for the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Byproduct. Secondary or incidental product derived from a manufacturing process or chemical reaction, which is not the primary product being produced.

Carbonaceuous.  The defining attribute of a substance rich in carbon.

Coke.  Solid carbonaceous residue derived from destructive distillation of low-ash, low-sulfur bituminous coal

Engineering Block.  A phase of development whereby all mechanical systems are specified and designed.

Fines.  Coal with a maximum particle size between one-sixteenth inch and one-eighth inch, occasionally exceeding this maximum.

Fluidized bed.  Type of combustion used in power plants and which suspends solid fuels on upward-blowing jets of air during the combustion process.

Flux. A substance used to promote fusion of metals or minerals.

Fuel cell.  An electrochemical energy conversion device designed for continuous replenishment of the reactants consumed and which produces electricity from an external supply of fuel and oxidant.

Gasifier.  A vessel which covers carbonaceous materials, such as coal, petroleum, petroleum coke or biomass, into carbon monoxide and hydrogen and other constituent materials.

High rank.  Coals with higher purity of carbon and less hydrogen, oxygen and nitrogen content.

Integrated gasification combined cycle.  A type of power plant using syngas as a source of clean fuel.

Low rank.  Coals with lower purity of carbon and less hydrogen, oxygen and nitrogen content.

A-1

MMBtu.  Million British Thermal Units.

MW.  Mega watt, or one million watts, which is a unit of measurement of power.

Ncum.  Normal cubic meter.

Oxidant.  A chemical compound that readily transfers oxygen atoms or a substance that gains electrons in a redox chemical reaction.

Particulates.  Tiny particles of solid (a smoke) or liquid (an aerosol) suspended in a gas.

Poly-generation configuration. The arrangement of equipment which allows for the use of a number of commodities, including hydrogen, carbon monoxide, steam and power.

Psia.  A unit of measurement for pressure which means “pounds per square inch absolute.”

Reactant gases.  A gas which is the starting material for a chemical reaction.

Slagging.  The process of removing a nonmetallic material produced from the mutual dissolving of flux and nonmetallic materials.

Syngas.   A mixture of hydrogen, carbon monoxide and other products also referred to as synthesis gas.

A-2